UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2025

Annual General Meeting

Of Members and

Proxy Statement

LETTER FROM THE BOARD OF DIRECTORS

FROM OUR BOARD OF DIRECTORS

Dear Fellow Shareholders:

As your Board of Directors, we oversee White Mountains’s efforts to create superior growth in intrinsic value per share over long periods of time. Your Company seeks to achieve this goal by making opportunistic and value-oriented acquisitions of businesses primarily in the insurance, financial services and related sectors, operating these businesses and, if and when attractive exit valuations become available, disposing of these businesses. Since the Company’s IPO in 1985, we have delivered annualized growth in book value per share of 13% and market value per share of 12%.

2024 was an okay year for your Company. We finished 2024 with book value per share of $1,746 and adjusted book value per share of $1,834, increases of 6% and 8% for the year, respectively. Total shareholder return was 29% in 2024, compared to 25% for the S&P 500 and 35% for the S&P 500 P&C Insurance Index.

Overall, our operating businesses produced solid results in 2024. Ark had an excellent year with continued profitable growth. Kudu delivered solid results, producing a 9% return on equity and crossing the $1 billion threshold in portfolio value. Bamboo had an excellent year, with managed premiums and adjusted EBITDA up significantly. Investment returns were 6.9% for the year, well ahead of our total portfolio benchmarks.

The businesses we own today position us well for the future. As is the White Mountains “way,” we are always prospecting for new deployment opportunities, via our “platform businesses” and at the parent company.

Ongoing Dialogue with Shareholders Through Proactive Engagement

Over the last year, members of the Board and management reached out to shareholders owning 72% of White Mountains’s shares outstanding and met with all shareholders--owning 37% of shares outstanding--who accepted a meeting. In years past, feedback from these shareholder discussions has informed changes to our executive compensation program and enhanced disclosures about the skills and areas of expertise of our Board, and improvements to our ESG, risk management and human capital management practices. This year, these shareholder discussions focused primarily on our business performance and outlook, compensation philosophy and corporate governance practices. Shareholders were supportive, while also providing valuable feedback, which we have used to further enhance our proxy statement disclosures.

Our core principles served us well in 2024. It is a privilege to serve as your Board, and we value highly your support of White Mountains.

Sincerely,

The White Mountains Insurance Group Board of Directors

Weston M. Hicks, Chair
Reid T. Campbell	Peter M. Carlson	Mary C. Choksi
Margaret Dillon	Philip A. Gelston	G. Manning Rountree
Suzanne F. Shank	David A. Tanner	Steven M. Yi

April 2, 2025

White Mountains Insurance Group, Ltd. (the “Company”, “Registrant” or “WTM”) is an exempted Bermuda limited liability company whose principal businesses are conducted through its subsidiaries and affiliates. Within this proxy statement, the term “White Mountains” is used to refer to one or more entities within the consolidated organization, as the context requires.

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets primarily in the insurance, financial services and related sectors, operating these businesses and assets through its subsidiaries and, if and when attractive exit valuations become available, disposing of these businesses and assets.

As of December 31, 2024, White Mountains conducted its business primarily in five areas: property and casualty insurance and reinsurance, municipal bond reinsurance, capital solutions for asset and wealth management firms, property and casualty insurance distribution and other operations. White Mountains’s property and casualty insurance and reinsurance business is conducted through its subsidiary Ark Insurance Holdings Limited and its subsidiaries (collectively, “Ark”) and Outrigger Re Ltd. Segregated Account 2023-1 (“WM Outrigger Re”) (collectively with Ark, “Ark/WM Outrigger”). White Mountains’s municipal bond reinsurance business is conducted through its subsidiary HG Global Ltd. and its reinsurance subsidiary HG Re Ltd. (“HG Re”) (collectively with HG Re, “HG Global”). White Mountains provides capital solutions for asset and wealth management firms through its subsidiary Kudu Investment Management, LLC and its subsidiaries (collectively, “Kudu”). White Mountains’s property and casualty insurance distribution business is conducted through its subsidiary PM Holdings LLC (“Bamboo Holdings”) and its subsidiaries Bamboo Ide8 Insurance Services LLC (“Bamboo MGA”) and Ide8 Re Inc. (“Bamboo Captive”) (collectively with Bamboo Holdings and Bamboo MGA, “Bamboo”). White Mountains’s other operations consist of the Company and its wholly-owned subsidiary, White Mountains Capital, LLC (“WM Capital”), its other intermediate holding companies, its wholly-owned investment management subsidiary, White Mountains Advisors LLC (“WM Advisors”), investment assets managed by WM Advisors, its interests in MediaAlpha, Inc. (“MediaAlpha”), DavidShield PassportCard Ltd. and its subsidiaries (collectively, “PassportCard/DavidShield”), Elementum Holdings LP (“Elementum”), White Mountains Partners LLC (“WTM Partners”), a Bermuda special purpose collateralized reinsurance vehicle that provides reinsurance capacity to Bamboo (“Bamboo CRV”), certain other consolidated and unconsolidated entities (“Other Operating Businesses”) and certain other assets (collectively, “Other Operations”). As of December 31, 2024, White Mountains’s reportable segments were Ark/WM Outrigger, HG Global, Kudu and Bamboo with its remaining operating businesses, holding companies and other assets included in Other Operations.

The 2025 Annual General Meeting will be confined to a shareholder vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

For a reconciliation of non-GAAP measures used in this Proxy Statement to their most comparable GAAP measures, see Annex A.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Meeting Information and Availability of Proxy Materials
Date and Time:	May 22, 2025 at 8:00 a.m. Atlantic Time
Place:	Rosewood Bermuda Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda
Record Date:	March 31, 2025

This Proxy Statement and the accompanying proxy card are being sent to shareholders on or about April 17, 2025.

Voting Matters and Board Recommendations
Matter		Our Board’s Recommendation
Proposal 1	Election of three directors to Class I with terms ending in 2028	For
Proposal 2	Approval of the advisory resolution on executive compensation	For
Proposal 3	Approval of the amendment to the Company’s 2019 Long-Term Incentive Plan	For
Proposal 4	Approval of the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2025	For

How to Vote
Even if you plan to attend the 2025 Annual Meeting of Members in person, we encourage you to vote in advance of the meeting. Make sure to have your proxy card or voting instruction form in hand and follow the instructions. Participants who hold shares in a brokerage account, an employee benefit plan, or through a nominee will need to follow instructions on their proxy card, which may include options to vote their shares by telephone or over the internet. You can vote in one of three ways:

Record Holders	Beneficial Owners
Vote via the internet	Follow the instructions set forth on the voting instruction form provided by your broker with these proxy materials.
● Go to www.envisionreports.com/WTM
Vote by telephone
● Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Vote by mail
● Complete, sign, date and return your proxy card in the envelope provided

Company Performance Highlights

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets primarily in the insurance, financial services and related sectors, operating these businesses and assets through our subsidiaries and, if and when attractive exit valuations become available, selling these businesses and assets for meaningful gains. Our principal focus is to grow our book value per share metrics because we believe, based on the trading history of our stock, that over the long term our share price growth will follow our growth in these metrics. Since our IPO in 1985, including dividends, the Company has delivered 13% annualized growth in book value per share and adjusted book value per share (“ABVPS”) and 12% annualized growth in market value per share.

The main drivers of performance in 2024 were solid results from our operating businesses and good returns in our investment portfolio. Highlights of our 2024 operational and financial performance include:

✓ Growth in book value per share of 6% ✓ Growth in adjusted book value per share of 8% ✓ Investment portfolio up 7% ✓ Acquired majority stake in Bamboo

✓      Ark/WM Outrigger produced an 82% combined ratio while growing full-year gross written premiums by 16% and combined pre-tax income to $299 million

✓      Bamboo generated managed premiums of $484 million, up 125%

✓      Kudu produced a 9% return on equity as the value of its portfolio of participation contracts crossed the $1 billion threshold

✓      HG Global generated $52 million of gross written premiums, up 4%; deconsolidation of BAM

For more information on our business and performance highlights, please refer to page 29 of the proxy statement.

Election of Director Nominees

Class I Nominees – Term ending in 2028	Age	Director Since	Our Board’s Recommendation
Reid T. Campbell	57	2024	For
Peter M. Carlson	60	2019	For
Suzanne F. Shank	63	2021	For

Other Members of the Board
Class II - Term ending in 2026
Mary C. Choksi	74	2017
Weston M. Hicks	68	2023
G. Manning Rountree	53	2017
Steven M. Yi	54	2023
Class III - Term ending in 2027
Margaret Dillon	65	2021
Philip A. Gelston	72	2018
David A. Tanner	66	2018

Governance Highlights

The Company’s commitment to strong corporate governance, effective risk management and strong independent oversight of management by the Board is reflected in our sound governance practices and policies. Our governance highlights (assuming the election of our current slate of nominees) include:

✓ 70% Independent Directors (7 out of 10) ✓ Commitment to Board Refreshment (Three New Directors since 2023) ✓ Average Board Tenure is 4.8 years ✓ Independent Chairman

✓      30% Gender and 20% Racial/Ethnic Diversity

✓      Shareholder Right to Call a Special Meeting at 10%

✓      Annual Board and Committee Self-Evaluations

✓      Robust Director and Executive Officer Share Ownership Guidelines (5x cash retainer for Directors and 10x salary for CEO and EVPs)

Reflects Board composition and refreshment statistics if director nominees are elected at the 2025 Annual General Meeting.

The lack of a checkmark for a particular item does not mean that the director does not possess that qualification, skill or experience, but rather the checkmark indicates that the item is a particularly prominent qualification, skill or experience that the director brings to the Board.

For more information on our corporate governance practices, please refer to page 18 of the proxy statement.

Shareholder Outreach

Shareholder engagement is of great importance to our Board and management team as a means to solicit feedback and to ensure accountability and responsiveness to our shareholders. Feedback from these discussions is shared with the Board each year. Our shareholder outreach highlights include:

For more information on our commitment to ongoing shareholder engagement and details of our 2024 shareholder outreach, please refer to page 18 of the proxy statement.

Executive Compensation Highlights

Our executive compensation policies are designed with the primary goal of creating superior growth in our values per share over long periods of time.  We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of the Company’s shareholders.  As many of our subsidiaries are engaged in the business of insurance, we evaluate the executive compensation programs of a group of insurance company peers in terms of structure and variability of payouts in good and poor performance scenarios.  However, unlike most of our insurance company peers, a primary responsibility of our parent company’s management is allocating capital and opportunistically finding and executing value-creating acquisitions and dispositions of operating businesses.  Over the years, in achieving our principal objective of growing our values per share, transaction gains have been a large driver of our success.  As a result, we believe benchmarking against the peer group could result in compensation that is not competitive for our talent pool.  When recruiting and retaining talented professionals, we compete against firms whose main business is derived from transactional activity such as private equity and investment banking firms, and our compensation practices must reflect this reality.

The Compensation/Nominating & Governance Committee is committed to ensuring that our executive compensation programs and governance practices motivate long-term value creation, align the financial interests of management with those of our shareholders, maintain competitiveness in the market for talent, and encourage appropriate, but not excessive, risk-taking.

Key Compensation Highlights
What We Do	What We Do Not Do

✓    Commitment to pay for performance as evidenced by 92% of total target 2024 CEO compensation meaningfully “at risk”

✓    Half of annual LTI delivered in performance-based equity, with a three-year measurement period

✓    Formulaic annual incentive program, based on pre-determined goals

✓    Clawback policy for annual and long-term incentive plans

✓    Double-trigger change-in-control provisions

✓    Annual Say-On-Pay vote

✓    Share ownership guidelines for executive officers and directors

    No hedging of Company securities

    No executive pensions

    No single-trigger vesting of equity-based awards upon change-in-control

    No excise tax gross-ups upon change-in-control

    No dividends on unvested performance shares or restricted shares

    No long-term employment agreements

    No excessive perquisites or benefits

Chief Executive Officer:

Other Named Executive Officers (“NEOs”):

The specifics of our compensation program begin on page 28 of the proxy statement.

Environmental, Social and Governance Practices and Disclosures

White Mountains’s Board and management are committed to sustainability and corporate responsibility as stewards of our owners’ capital. With the Board’s oversight, we have identified ESG priorities that align with both our Company’s business strategy as well as industry and investor expectations, as outlined below:

●	ESG in our Investment Policy: Our investment policy addresses ESG factors. We consider ESG factors when (i) making decisions in respect of internally managed portfolios and (ii) selecting external investment managers.

●	Board Oversight of ESG: ESG oversight responsibilities are explicitly included in the charters of the Audit, Finance and Compensation/Nominating & Governance Committees as outlined below.

●	Statement on Climate Change: We have a corporate statement on climate change, which can be found on page 25.

●	ESG in Our Risk Management: We consider ESG risks, such as the impact of climate change and human capital management, in our risk management processes. Our Company website contains information on our risk management practices, including the primary frameworks used to assess risk and our approach to business continuity and the management of cybersecurity risks.

●	Communication of Our ESG Practices: To respond to feedback received in our annual shareholder engagement, we developed an ESG landing page on our corporate website to communicate all of our practices more effectively, including an overview of how ESG is incorporated into our corporate governance and business ethics, our approach to climate change, our investment management activities, our human capital management, our approach to risk management and our community engagement.

For more information on our ESG practices, please refer to page 24 of the proxy statement or the ESG landing page on our Company website (www.whitemountains.com/esg/).

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTICE OF 2025 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 22, 2025

April 2, 2025

Notice is hereby given that the 2025 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, May 22, 2025 at 8:00 am Atlantic Time at Rosewood Bermuda Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. At this meeting, you will be asked to consider and vote upon the following proposals:

1)	election of three directors to Class I with terms ending in 2028;

2)	approval of the advisory resolution on executive compensation;

3)	approval of the Company's amended and restated long-term incentive plan; and

4)	approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2025.

The Company’s audited financial statements for the year ended December 31, 2024, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Shareholders of record of common shares on the record date, Monday, March 31, 2025, (1) who are individuals, may attend and vote at the meeting in person or by proxy or (2) that are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy. A list of all shareholders entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 17, 2025 at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

By Order of the Board of Directors,

Jennifer L. Moyer
Corporate Secretary

Shareholders are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067, in the envelope provided, whether or not they expect to attend the meeting. Shareholders may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2025 Annual General Meeting of Members (the “2025 Annual Meeting”), to be held on Thursday, May 22, 2025 at 8:00 am Atlantic Time at Rosewood Bermuda Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.

Holders of the Company’s common shares, par value $1.00 per share, as of the close of business on Monday, March 31, 2025, the record date, are entitled to vote at the meeting. The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be sent to registered shareholders on or about April 17, 2025.

You can ensure that your common shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Shareholders may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card. Shareholders have the right to appoint another person (who need not be a shareholder) to represent the shareholder at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 70). Every shareholder entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed by such shareholder and filed with the Corporate Secretary. Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

Sending in a signed proxy will not affect your right to attend the meeting and vote. If a shareholder attends the meeting and votes in person, his or her signed proxy is considered revoked.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, in order for your vote to be counted on any matter other than Proposal 4 (the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2025), you must provide specific voting instructions to your broker, bank or financial institution by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the internet. Voting deadlines vary by institution. Please check with your broker, bank or other financial institution for the voting cut-off date for WTM.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate in your Company’s future.

More Information Is Available

If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The U.S. Securities and Exchange Commission (“SEC”) has information available on the internet at: https://www.investor.gov/shareholder-voting with more information about your voting rights as a shareholder.

PROPOSAL 1 - ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”). Each Class serves a three-year term.

At the 2025 Annual General Meeting, Reid T. Campbell, Peter M. Carlson and Suzanne F. Shank are nominated to be elected to Class I with a term ending in 2028. All of the nominees for election at the 2025 Annual General Meeting were previously elected by shareholders.

The Board recommends a vote FOR Proposal 1 which calls for the election of the 2025 nominees.

The director nominees, current members of the Board and terms of each Class are set forth below:

Director	Age	Director Since	Our Board’s Recommendation
Class I – Election to a Term ending in 2028
Reid T. Campbell	57	2024	For
Peter M. Carlson	60	2019	For
Suzanne F. Shank	63	2021	For
Class II - Term ending in 2026
Mary C. Choksi	74	2017
Weston M. Hicks	68	2023
G. Manning Rountree	53	2017
Steven M. Yi	54	2023
Class III – Term ending in 2027
Margaret Dillon	65	2021
Philip A. Gelston	72	2018
David A. Tanner	66	2018

The Board is currently comprised of seven independent directors and three non-independent directors (including the Chief Executive Officer).

Board Composition and Refreshment

The Board is committed to regularly refresh its membership to enhance the diversity of its skills, experience and backgrounds to effectively oversee the business as the Company evolves and to promote independent thinking.  Following significant board refreshment in the past several years, the Board’s overall diverse representation is 40%, of which gender diversity is 30% and racial/ethnic diversity is 20%.

With respect to independence, of ten current directors, seven are independent, with 100% independence on the Audit and Compensation/Nominating & Governance committees.  If the director nominees are elected by shareholders at the 2025 Annual General Meeting, the Board will continue to have ten directors, of which seven will be independent.

Tenure

>6 years
5
3 - 6 years
2
<3 years
3

4.8 years
average tenure

3 directors
added since start of 2023

Balanced tenure with **meaningful refreshment**

Diversity

40%
60%

30% gender diversity

20% racial/ethnic diversity

Overall gender and racial/ethnic diversity of **40%**

Independence

7 of 10 directors are independent

Led by **independent Chairman**

100%
key committee independence

Reflects Board composition and refreshment statistics if director nominees are elected at the 2025 Annual General Meeting

Director Skills and Qualifications

Our Board seeks Directors with a broad range of skills, experience and backgrounds in order to ensure effective oversight of the Company’s strategies and risks. The Board believes its members must be willing and able to devote adequate time and effort to Board responsibilities. In evaluating director candidates, the Compensation/Nominating & Governance Committee evaluates attributes such as independence, integrity, expertise, breadth of experience, diversity, knowledge about the Company’s business and industry and ownership in the Company. The skills matrix below highlights our Board’s key skills and qualifications that are directly relevant to our business, strategy and operations. The Board reviews this matrix and the overall Board composition periodically in order to ensure the appropriate balance of skills, experience and backgrounds.

The lack of a checkmark for a particular item does not mean that the director does not possess that qualification, skill or experience, but rather the checkmark indicates that the item is a particularly prominent qualification, skill or experience that the director brings to the Board.

Board of Directors

Class I – To Be Elected to a Term Ending in 2028

Reid T. Campbell	Qualifications
● Joined in 2024 ● Age: 57 ● Committee: Finance

Experience:

●     President of White Mountains Insurance Group, Ltd. from 2022 to February 2024

●     Prior to being named President, served as Chief Financial Officer of White Mountains from 2017 to 2022

●     Served as President of White Mountains Advisors from 2015 to 2017

●     Held a variety of financial management positions with White Mountains and its subsidiaries from 1994 to 2015

●     Prior to joining White Mountains, spent three years with KPMG

Mr. Campbell has extensive financial and management expertise gained over the course of his more than 30-year career in the insurance and financial services industries.

Select Board Service:

●     Build America Mutual Assurance Co. (Private)

●     Ark Insurance Holdings Limited (Private)

Peter M. Carlson	Qualifications
● Joined in 2019 ● Age: 60 ● Committees: Audit (Chair), Executive

Experience:

●      Served as Chief Executive Officer of Spectral AI, Inc., an artificial intelligence (AI) company focused on medical diagnostics, from February to October 2024

●      Formerly served as Chief Financial Officer of Spectral AI, Inc., joined January 2024

●      Served as Chief Financial Officer of MiMedx Group, a biopharmaceutical company, from 2019 to 2023

●      Served as Executive Vice President and Chief Operating Officer of Brighthouse Financial, a U.S. annuity and life insurance company that spun off from MetLife, from 2017 to 2018

●      Served as Executive Vice President and Chief Accounting Officer at MetLife from 2009 to 2017

●      Formerly at Wachovia Corporation from 2002 to 2009, where he served as Executive Vice President and Corporate Controller from 2006 to 2008

●      Joined Wachovia after fifteen years at Arthur Andersen, where he served as an audit partner working in financial services, manufacturing, commercial services and distribution

●      Serves as a Trustee of Wake Forest University

Mr. Carlson has extensive accounting and auditing experience gained over the course of his more than 30-year career in the insurance and financial services industries.

Suzanne F. Shank	Qualifications
● Joined in 2021 ● Age: 63 ● Committees: Compensation/Nominating & Governance, Finance

Experience:

●      President, CEO and co-founder of Siebert Williams Shank & Co., LLC (formerly Siebert Cisneros Shank & Co., LLC), a full service investment banking and financial services company established in 1996

●      Prior to her financial services career, she worked as a structural engineer at General Dynamics Corporation

●      Serves as Board Member of Skillman Foundation, Kresge Foundation and Spelman College

Ms. Shank has extensive experience in investment banking and municipal finance gained over the course of almost 35 years in the financial services industry

Select Board Service:

●      Consumers Energy Company - Audit Committee (Public)

●      Rocket Companies, Inc. - Audit Committee (Public)

Class II –Term Ending in 2026

Mary C. Choksi	Qualifications
● Joined in 2017 ● Age: 74 ● Committees: Finance (Chair), Executive

Experience:

●      Founding Partner (and Senior Managing Director/Senior Advisor until February 2017) of Strategic Investment Group, an investment management enterprise founded in 1987 which designs and implements global investment strategies for institutional and individual investors

●      Founder and Managing Director of Emerging Markets Management LLC until May 2011

●      Prior to 1987, worked in the Pension Investment Division of the World Bank

●      Served as a director of Avis Budget Group from 2007 to 2020

Ms. Choksi has extensive executive and board-level service and investment management expertise gained over the course of over 40 years in the financial services industry.

Select Board Service:

●       Omnicom Group – Lead Independent Director, Audit (Chair) and Compensation Committees (Public)

●       Franklin Templeton Mutual Funds (24 investment companies) - Audit Committee

Weston M. Hicks	Qualifications
● Joined in 2023 ● Age: 68 ● Chairman of the Board ● Committees: Audit, Executive (Chair)

Experience:

●       Appointed Chairman of the Board in May 2023

●       Served as President & CEO of Alleghany Corporation from 2004 to 2021

●       Served as Executive Vice President for Alleghany Corporation from 2002 to 2004

●       Served as Executive Vice President and Chief Financial Officer for The Chubb Corporation from 2001 to 2002

●       Senior Research Analyst for J.P. Morgan Securities from 1999 to 2001

●       Senior Research Analyst for Sanford C. Bernstein from 1991 to 1999

●       Associate Director, Moody’s Investor Service from 1986 to 1991

●       Prior to 1986, Mr. Hicks had several years of experience in the banking and accounting industry

●       Served as a director of Alleghany Corporation from 2004 to 2021

Mr. Hicks has extensive experience in finance, insurance, investment management, private equity and executive management gained over the course of over 40 years in the insurance and financial services industries.

G. Manning Rountree	Qualifications
● Joined in 2017 ● Age: 53 ● Committees: Finance, Executive

Experience:

●      Joined White Mountains in 2004

●      Prior to CEO appointment in 2017, served as President of White Mountains Capital and President of White Mountains Advisors

●      Senior Vice President and Head of Corporate Development, Putnam Investments (2002-2004)

●      Associate, McKinsey & Company (1999-2002)

Mr. Rountree has extensive management and financial expertise gained over the course of his career in the investment and insurance industries.

Select Board Service:

●       Various WTM portfolio companies (Private)

Steven M. Yi	Qualifications
● Joined in 2023 ● Age: 54 ● Committee: Finance

Experience:

●      Chief Executive Officer and co-founder of MediaAlpha, Inc.

●      Served as Chief Executive Officer and co-founder of FareLoop LLC from 2009 to 2011

●      Served as Senior Vice President and General Manager, Marketing Services, at Oversee.net from 2007 to 2009

●      Chief Executive Officer and co-founder of Candeo Technologies from 2004 to 2007

●      Vice President, Strategy and Business Development of New.net (Idealab) from 2002 to 2004

●      Senior Director of Business Development of The .tv Corporation (Idealab) from 2000 to 2002

●      Prior to 2002, Mr. Yi spent several years in the banking and consulting industries at Goldman, Sachs & Co. and Mercer Management Consulting (Oliver Wyman)

Mr. Yi has extensive executive, technology and management expertise gained over the course of over 20 years in the insurance services and technology industries.

Select Board Service:

●       MediaAlpha, Inc. (Public)

Class III – Term Ending in 2027

Margaret Dillon	Qualifications
● Joined in 2021 ● Age: 65 ● Committees: Audit, Compensation/Nominating & Governance

Experience:

●      Served as Executive Vice President and Chief Customer Officer, US Consumer Markets, for Liberty Mutual Insurance Company from 2014 to 2017

●      Served as Senior Vice President and Chief Financial Officer, Personal Lines Insurance, for Liberty Mutual Insurance Company from 2002 to 2014

●      Served as Controller, Personal Markets, for Liberty Mutual Insurance Company from 1998 to 2001

●      Served in various technology and finance roles for International Paper from 1984 to 1993

Ms. Dillon has extensive executive, financial, and property and casualty insurance expertise gained over the course of over 30 years in the insurance and manufacturing industries.

Select Board Service:

●       Guidewire Software - Audit Committee (Public)

Philip A. Gelston	Qualifications
● Joined in 2018 ● Age: 72 ● Committees: Audit, Compensation/ Nominating & Governance (Chair), Executive

Experience:

●      Joined Cravath, Swaine & Moore LLP in 1978, became a partner in 1984, and retired in December 2017

●      Currently advises Cravath regarding governance, risk management, professional responsibility requirements and compliance issues

●      Has extensive experience in mergers and acquisitions, joint ventures and general corporate counseling, encompassing complicated negotiated transactions, hostile transactions (both offense and defense), cross border transactions, activist defense, and advising boards and senior executives, particularly on complex transactions, corporate governance and managing crisis situations

●      Serves as a Trustee for the Friends of Democracy Prep New York Charter Schools

Mr. Gelston has extensive legal and management expertise gained over the course of his 40-year career in the legal field.

David A. Tanner	Qualifications
● Joined in 2018 ● Age: 66 ● Deputy Chairman of the Board ● Committees: Audit, Finance

Experience:

●      Appointed Deputy Chairman of the Board in February 2020

●      Managing Director of Three Mile Capital LLC, a private investment company

●      Served as the Managing Director of Arlon Group LLC and as Executive Vice President and a member of the Management Committee of Continental Grain Company from 2006 to 2017

●      Served as a Founder and Managing Principal of Quadrangle Group, LLC from 2000 to 2006

●      Served as Managing Director at Lazard Freres & Co. and Managing Principal at Lazard Capital Partners from 1998 to 2000

●      Serves as Chairman of the Board of the New York University School of Law, Trustee of New York University, Director of Lawyers for Children, Director of The Carroll and Milton Petrie Foundation, Trustee of Central Synagogue, Director of The Health Initiative and a member of the Council on Foreign Relations

Mr. Tanner has extensive executive and board-level service and financial expertise gained over the course of 35 years in the financial services industry.

Select Board Service:

●       Northeast Bancorp (Public)

CORPORATE GOVERNANCE

     We are committed to the ethical conduct of our business. This commitment is reflected in our corporate governance and in our corporate values and culture. Our corporate governance helps us to mitigate and manage risks by providing clear lines of oversight and responsibility for management and the Board. We review and seek to improve our corporate governance regularly.

     The Company’s Corporate Governance Guidelines spell out our overall approach towards corporate governance. The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2024.

     The Company’s Corporate Governance Guidelines and Code of Business Conduct are available on our website, www.whitemountains.com. These documents are available in print, free of charge, to any shareholder upon request.

The Board

     The primary responsibility of the Board is to oversee and review management’s performance in order to advance the long-term interests of the Company and its shareholders. The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management.

     In fulfilling their responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company. Directors keep themselves informed by discussing matters with the CEO, other key executives and our principal external advisors, such as legal counsel, outside auditors and other consultants, by reading the reports and other materials that management sends them regularly, and by participating actively in Board and committee meetings. Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors. However, it is the Board’s responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

     Mr. Hicks, an independent director, serves as Chairman of the Board. At meetings of the Board, Mr. Hicks presides over a separate session of non-management directors without Company management present. In addition to being led by an independent Board Chair, the Board is comprised of directors who, together, are knowledgeable and experienced in the Company’s business. The Board is satisfied that the current structure provides strong oversight of the Company’s affairs.

Shareholder Engagement

     Shareholder engagement is of great importance to our Board and management team as a means to solicit feedback and to ensure accountability and responsiveness to our shareholders. We recognize the value of maintaining open lines of communication with our shareholders and consider our robust annual shareholder outreach program to be an important governance tool. In these meetings, we address any trends, topics or issues that participating shareholders wish to discuss with us. As part of our shareholder engagement efforts in 2024, we reached out to shareholders owning 72% of outstanding shares and met with all shareholders who accepted a meeting, who represented 37% of outstanding shares. Our Compensation / Nominating & Governance Committee Chair personally led discussions in meetings with shareholders representing 20% of outstanding shares.

     These discussions centered around our business performance and outlook, capital deployment, executive compensation practices, corporate governance and ESG. More specifically, we discussed (i) our business performance in 2024, (ii) our Board composition and the alignment of directors’ skills with our businesses, (iii) our Board refreshment and the diversity of skills, experience and background that enable effective oversight of our business, (iv) our executive compensation program and how our rigorous performance targets align payouts with company performance, and (v) our ESG and cybersecurity practices. Our shareholders expressed support for our executive compensation program and its alignment of pay with performance, our ESG practices and proxy disclosures focused on Board composition, and our thoughtful approach to capital deployment and value creation through effective stewardship of capital. Our shareholders were supportive of our approach in 2024.

     Investors also expressed interest in our Board’s annual evaluation process. We have provided information on the Board’s annual evaluation process in the section “Board and Committee Evaluations” on page 19.

     Our Annual Investor Meeting provides another opportunity for us to engage with our shareholders. The Company will hold its 2025 Annual Investor Meeting on Friday, June 6, 2025. Please refer to the Company’s website for further details.

Director Independence

     The Board has determined that a majority of the Company’s current directors are independent, as defined in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Those directors determined to be independent are Messrs. Carlson, Gelston, Hicks and Tanner and Mmes. Choksi, Dillon and Shank. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company or its subsidiaries) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

     The Board notes no current relationships (other than being directors or shareholders) with Messrs. Carlson, Gelston, Hicks and Tanner or Mmes. Choksi, Dillon and Shank. In making its independence determinations, the Board would consider any such relationship in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors. Those attributes include the relative impact of the transactions to the director’s personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive.

Board Meetings and Committees; Annual Meeting Attendance

     During 2024, the following meetings of the Board were held: six meetings of the full Board, eight meetings of the Audit Committee, five meetings of the Compensation/Nominating & Governance Committee, and four meetings of the Finance Committee. During 2024, each director attended more than 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director); and (2) the total number of meetings held by all committees of the Board on which he or she served.

     It is White Mountains’s practice that all directors are invited to, receive materials for and generally attend all Committee meetings. In addition, each Committee Chair provides regular updates to the full Board regarding Committee activities. Directors are encouraged to attend the Annual General Meeting. All of the Company’s directors were in attendance at the 2024 Annual General Meeting, which was held on May 23, 2024.

Board and Committee Evaluations

     We believe that a robust Board and committee evaluation process is an essential component of good governance and board effectiveness. Our Board and committees conduct annual self-evaluations covering a wide array of topics that include, among other things: governance processes; whether the Board and the committees are maintaining the proper level of oversight; Board and committee composition and function; meeting content, structure and preparation; and management’s interaction with the Board and committees. The self-evaluation process is overseen by our Compensation/Nominating & Governance Committee to ensure a rigorous assessment of Board and committee effectiveness, priorities and composition.

Committees of the Board

Compensation/Nominating & Governance Committee Met five times during fiscal year 2024 Current Committee Members: ● Philip Gelston (Chair) ● Margaret Dillon ● Suzanne Shank

Primary Responsibilities

●      Review and make recommendations on director compensation

●      Discharge the Board’s responsibilities relating to the compensation of executives

●      Oversee the administration of the Company’s (and, to the extent the Committee deems appropriate, the major subsidiaries of the Company) compensation plans, in particular the incentive compensation and equity-based plans

●      Prepare the annual report on executive compensation required by the rules and regulations of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement or annual report on Form 10-K, as applicable

●      Identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board

●      Make recommendations to the Board concerning committee appointments

●      Develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters

●      Oversee the Company’s strategy with respect to environmental stewardship, sustainability and corporate social responsibility

●      Review the CEO’s short-term and long-term succession plans for the CEO and other senior management positions and report to the Board on succession planning

●      Oversee the evaluation of the Board and management

The Compensation/Nominating & Governance Committee Charter, which outlines the duties and responsibilities of the Compensation/Nominating & Governance Committee, is available at www.whitemountains.com. The Compensation/Nominating & Governance Committee Charter is available in print, free of charge, to any shareholder upon request.

Independence

The Board has determined that each current member of the Compensation/Nominating & Governance Committee satisfies applicable NYSE requirements.

Audit Committee Met eight times during fiscal year 2024 Current Committee Members: ● Peter Carlson (Chair) ● Margaret Dillon ● Philip Gelston ● Weston Hicks ● David Tanner

Primary Responsibilities

●      Assist with Board oversight of the:

-     Integrity of the Company’s financial statements;

-     Qualifications and independence of the independent auditors;

-     Performance of the internal audit function and the independent auditors; and

-     Company’s compliance with legal and regulatory requirements

●      Provide an avenue of communication among the independent auditors, management, the internal auditors and the Board

●      Approve certain related or affiliated person transactions and review disclosures thereof

●      Prepare the Audit Committee Report

●      Discuss with management the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial and reputational risk exposures related to environmental, social and governance matters, including cybersecurity, climate risk and sustainability, and the steps management has taken to monitor and control those exposures

●      Receive a report, at least annually, on company-wide risks

●      Meet individually in private session with the Company’s Chief Financial Officer, General Counsel, General Auditor, Chief Accounting Officer, and the independent auditors at its quarterly meetings

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.whitemountains.com. The Audit Committee Charter is available in print, free of charge, to any shareholder upon request.

Financial Expertise and Independence

The Board has determined that, of the persons on the Audit Committee, at a minimum Mr. Carlson meets the requirements of being an Audit Committee Financial Expert as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

The Board has also determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

Report

The Audit Committee Report is included in this Proxy Statement beginning on page 57.

Finance Committee Met four times during fiscal year 2024 Current Committee Members: ● Mary Choksi (Chair) ● Reid Campbell ● Manning Rountree ● Suzanne Shank ● David Tanner ● Steve Yi

Primary Responsibilities

●      Formulate the Company’s investment policy and investment guidelines

●      Review the performance and asset allocation of the Company’s investment portfolio on a regular basis

●      Monitor the capital, debt, and corporate structure of the Company

●      In coordination with the Audit Committee, review the adequacy of risk management, including with respect to new business opportunities outside of traditional property and casualty insurance and reinsurance

Interlocks and Insider Participation

     No member of the Compensation/Nominating & Governance Committee was an employee of the Registrant during the last fiscal year or has served as an officer of the Registrant.

Consideration of Director Nominees

General Criteria and Process for Selection of Director Candidates. Our Compensation/Nominating & Governance Committee regularly reviews the individual and collective skills and other attributes of Board members. In identifying and evaluating director candidates, the Compensation/Nominating & Governance Committee does not set specific criteria for directors. Under its Charter, the Committee is responsible for determining desired Board skills and evaluating attributes such as independence, integrity, expertise, breadth of business and life experience, diversity, knowledge about the Company’s business and industry and ownership interest in the Company. Directors must be willing to devote adequate time and effort to Board responsibilities. As set forth in the Company’s Corporate Governance Guidelines and its Charter, the Committee is responsible for recommending director candidates to the Board.

     The Compensation/Nominating & Governance Committee has the authority to retain search firms to be used to identify director candidates. We inform any director search firm that may be retained of our preference to include highly qualified candidates who have diverse identities or backgrounds (including in respect of gender or gender identity, race, ethnicity or sexual identity) in the pool of potential candidates it presents for consideration by the Board.

Consideration of Diversity in Selection of Director Candidates. We believe that a variety of perspectives, opinions, backgrounds, business and life experiences and tenure among the members of the Board enhances the Board’s ability to perform its duties and effectively oversee the Company’s business. In the selection of director candidates, we welcome a diversity of skills, backgrounds, business and life experiences, identities and viewpoints.

Consideration of Director Candidates Nominated by Shareholders. The Company has not adopted a specific policy regarding consideration of director candidates from shareholders. Shareholders who wish to recommend candidates for consideration by the Committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement. The Committee may consider such shareholder recommendations when it evaluates and recommends candidates to the Board for submission to shareholders at each annual general meeting. In addition, shareholders may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates. Under the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any shareholder entitled to vote for the election of directors (a “Qualified Shareholder”). A Qualified Shareholder may nominate persons for election as directors only if written notice of such Qualified Shareholder’s intent to make such nomination is delivered to the Corporate Secretary not later than: (1) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Shareholders, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Shareholders. Each such notice shall set forth: (a) the name and address of the Qualified Shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Shareholder is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Qualified Shareholder and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Shareholder; (d) such other information regarding each candidate proposed by such Qualified Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Shareholder Communications

     Shareholders, employees and others interested in communicating directly with the Board, any of the Board’s Committees or any individual member of the Board should write to the addressee, c/o the Corporate Secretary, at the address presented under “Available Information” (which appears on page 73).

Succession Planning

     One of the top responsibilities of the Board is to ensure continuity in White Mountains’s senior leadership by overseeing the development of executive talent and planning for the efficient succession of the CEO and other senior executives. Among the responsibilities of the Compensation/Nominating & Governance Committee is to review, at least annually, the CEO’s short-term and long-term succession plans for the CEO and other senior management positions and report to the Board on succession planning. In 2023, the Board held an offsite which allocated a significant portion of its agenda to talent development and succession planning. Our goal is to develop well-rounded and experienced leaders. The Company ensures that our executives have the necessary internal or external training and mentoring they need to develop professionally. Our high potential executives are regularly challenged with additional responsibilities and positioned to interact more frequently with the Board so Directors can get to know and assess them.

Risk Oversight

     The Board, directly and through its Committees, plays an active role in the oversight of the Company’s risk management. The subject of risk management is a recurring agenda item, for which the Board regularly receives reports from management on capital, investments, and operations, including the risks associated with each and the steps management is taking to manage those risks. The Board discusses with management the Company’s business strategy, risk appetite and appropriate levels of risk, as well as considerations of ESG risks, such as the impact of climate change, human capital management and cybersecurity threats.

     The Board’s committees are assigned oversight responsibility for particular areas of risk. For example, the Audit Committee receives a report, at least annually, on company-wide risks which considers operational, financial, legal, compliance, cyber and reputational risks, as well as climate risks and sustainability matters. The Compensation/Nominating & Governance Committee oversees risk related to executive compensation plans and implementation, corporate governance, succession planning, environmental stewardship, sustainability and corporate social responsibility. The Finance Committee oversees the risks related to managing the Company’s investment portfolio. Full Board meetings and individual committee meetings are scheduled so as not to overlap and all directors are encouraged to attend all committee meetings, allowing for every director to participate and provide guidance regarding any risk concerns.

     More information about the Company’s approach to risk management, including the primary frameworks used to assess risk and our approach to business continuity and the management of cybersecurity risks, is available on the ESG landing page on our Company website (www.whitemountains.com/esg/).

Our ESG Practices

White Mountains strives to create superior growth in the Company’s intrinsic value per share over long periods of time.  In order to achieve this goal, and in order to steward our owners’ capital effectively, the Board and management are committed to sustainability and corporate social responsibility. We have made this commitment an integral part of our culture and practices.

With oversight from our Board of Directors, we focus on ESG priorities that align with both our Company’s business strategy as well as industry and investor expectations. Our key areas of focus are (i) ESG principles in the Company’s investment policy, (ii) Board oversight of ESG matters, (iii) our climate change statement, and (iv) ESG in our risk management practices. In response to feedback from shareholders, we created an ESG landing page on our Company website. Our ESG priorities are based on their relevance and applicability to our businesses and their feasibility of implementation. Our ESG practices are as follows:

●	ESG in Our Investment Policy: We consider ESG factors when (i) making investment decisions in respect of internally managed portfolios and (ii) selecting external investment managers.

●	Board Oversight of ESG: The charters of the Audit, Finance and Compensation/Nominating & Governance Committees explicitly include ESG oversight responsibilities. The CNG Committee has responsibility for overseeing the Company’s strategy with respect to corporate governance; environmental stewardship, sustainability and corporate social responsibility; and succession planning for senior executives. The Finance Committee has responsibility for formulating and approving the investment policy for White Mountains, including the incorporation of ESG considerations. The Audit Committee has responsibility for the oversight of ESG risks as part of its risk management oversight responsibilities.

●	Statement on Climate Change: Our corporate statement on climate change is as follows:

“Carbon dioxide and other greenhouse gases contribute to higher temperatures, sea level rise and weather events including droughts, wildfires, convective storms and hurricanes.  We do not manufacture products that produce carbon dioxide or other greenhouse gases, nor do we otherwise meaningfully impact the environment through our operations. However, as the owner and operator of a diversified group of businesses in insurance, financial services and related sectors, we are exposed to risks that are exacerbated by climate change, in particular in our property and casualty insurance/reinsurance and municipal bond reinsurance businesses.  Accordingly, in our risk management processes, we consider the potential impact of climate change on the nature of the risks we are assuming and the pricing for such risks.

We believe that we have an important role to play as a responsible corporate citizen on climate change matters. Our corporate philanthropy reflects our commitment to the environment.”

●	ESG in Our Risk Management: Through our risk management activities, we seek to identify and assess major risks that could affect our businesses. We consider ESG risks, such as the impact of climate change and human capital management, in our risk management processes. Our Company website contains information on our risk management practices, including the primary frameworks used to assess risk and our approach to business continuity and the management of cybersecurity risks.

●	Communication of Our ESG Practices: In response to feedback received in our annual shareholder engagement, we developed an ESG landing page on our Company website to communicate our practices more effectively. The ESG page contains an overview of how ESG is incorporated into our corporate governance and business ethics, our approach to climate change, our investment management activities, our human capital management, our approach to risk management and our community engagement.

More detailed information on the practices outlined above is available on the ESG landing page on our Company website (www.whitemountains.com/esg/).

Human Capital Management

Our strength lies in our people, and we proactively support each employee’s well-being and development. Our Board receives periodic reporting on employee satisfaction and concerns and interacts with employees across our organization. We have an inclusive, team-oriented culture in which all employees are treated with respect. Under the guidelines of our Code of Business Conduct, we are firmly committed to providing equal employment opportunities. In our recruiting practices at our parent company, we seek to consider a diverse slate of highly-qualified candidates for every open position. We deeply value diversity of backgrounds, experiences and ideas, which we believe fosters more engaging discussions, stronger collaboration and better company performance. We invest in the professional development of our workforce and are committed to the long-term development of our workforce and the cultivation of our next generation of leaders. To support the advancement of our employees at the parent company, we endeavor to strengthen their qualifications by providing access to training in financial skills, effective communication and institutional knowledge. Our parent company mentoring program encourages new relationships and additional career support opportunities, and our Educational Assistance Program funds external professional development opportunities to further enhance job-related skills.

Corporate Social Responsibility

White Mountains is committed to the communities in which we live and work, and many of our employees actively support non-profit organizations in their respective communities. Their focus is mirrored by our corporate philanthropy efforts at our parent company, which include a charitable matching gift program, corporate support for environmental and social causes in the communities in which we operate, and partnerships with high quality organizations focused on issues of diversity & inclusion.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Shareholders

     As of March 31, 2025, there were 2,573,726 common shares outstanding. Shareholders of record of common shares shall be entitled to one vote per common share, provided that if, and so long as, the votes conferred by “Controlled” common shares (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding common shares of the Company, each outstanding common share comprised in such Controlled common shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

     Where: “T” is the aggregate number of votes conferred by all the outstanding common shares; and “C” is the number of votes conferred by the Controlled common shares of such person.

     “Controlled” common shares in reference to any person means:

(1)	all common shares directly, indirectly, or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States; and

(2)	all common shares directly, indirectly, or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

     The limitations set forth above do not apply to any shareholder which is a “Byrne Entity” (as defined below) for any matter submitted to the vote of shareholders, except with respect to the election of directors. “Byrne Entity” means any foundation or trust established by John J. Byrne, Patrick Byrne, and any associate or affiliate of any of them (or any group of which any of them is a part), as defined under Section 13(d) of the United States Securities Exchange Act of 1934, as amended.

     If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled common shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding common shares, the votes conferred by the Controlled common shares of such person shall be reduced in accordance with the foregoing provisions. Such process shall be repeated until the votes conferred by the Controlled common shares of each person represent less than 10% of the votes conferred by all common shares.

Security Ownership of Certain Beneficial Owners

     To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of March 31, 2025, except as shown below.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	253,419	(a)	9.8%
Morgan Stanley 1585 Broadway, New York, NY 10036	185,611	(b)	7.2%
Dimensional Fund Advisors LP 6300 Bee Cave Rd., Austin, TX 78746	161,957	(c)	6.3%

(a)	Based on the most recently available Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024, by and on behalf of The Vanguard Group. The Schedule 13G/A contained information as of December 31, 2023 and may not reflect current holdings of the Company's stock.

(b)	Based on the most recently available Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2024, by and on behalf of Morgan Stanley. The Schedule 13G/A contained information as of December 31, 2023 and may not reflect current holdings of the Company's stock.

(c)	Based on the most recently available Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2024, by and on behalf of Dimensional Fund Advisors LP. The Schedule 13G/A contained information as of December 31, 2023 and may not reflect current holdings of the Company's stock.

Security Ownership of Management

     The following table sets forth, as of March 31, 2025, beneficial ownership of common shares by each director, the Named Executive Officers (as defined on page 33) and all other executive officers as a group:

	Amount of Ownership
Name of Beneficial Owner	Beneficially	(a)	Economically	(b)
Liam P. Caffrey	4,238		7,638
Reid T. Campbell	15,459		15,459
Peter M. Carlson	1,133		1,133
Mary C. Choksi	1,708		1,708
Margaret Dillon	795		795
Philip A. Gelston	1,583		1,583
Giles Harrison	1,902		3,802
Michaela Hildreth	4,070		5,895
Weston M. Hicks	2,536		2,536
G. Manning Rountree	24,356		29,781
Robert L. Seelig	20,617		23,342
Suzanne F. Shank	721		721
David A. Tanner	1,958		1,958
Stephen Yi	375		375
All directors, Named Executive Officers and all other executive officers as a group (14 persons)	81,451		96,726

(a)	The common shares shown as beneficially owned by all directors, Named Executive Officers and all other executive officers as a group represent 3.2% of the total common shares outstanding at March 31, 2025. No director or executive officer beneficially owned 1% or more of the total common shares outstanding at that date. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act.

(b)	Common shares shown as economically owned include common shares beneficially owned and target unearned performance share awards, less any common shares in which the owner disclaims a pecuniary interest.

EXECUTIVE COMPENSATION

FROM OUR COMPENSATION/NOMINATING & GOVERNANCE COMMITTEE

Dear Fellow Shareholders:

One of our most important responsibilities as the independent Compensation/Nominating & Governance Committee (the “CNG Committee”) is to structure our executive compensation program (i) to create strong alignment of interests with shareholders and (ii) to attract, retain and motivate talented executives who create long-term value for the Company and its shareholders.

We have a long track record of seeking feedback from our shareholders on our compensation and governance practices. In 2024, we reached out to shareholders owning 72% of White Mountains’s outstanding shares and we met with all shareholders who accepted a meeting (37% of our outstanding shares). Philip Gelston, the CNG Committee Chair, led the discussions in several of these meetings. The feedback received during these meetings provided valuable input regarding our compensation and governance practices.

Compensation Program Highlights:

⮚	Base salaries for Named Executive Officers were kept flat year-over-year and continued to be capped at $600,000.

⮚	For all Named Executive Officers, annual percent-of-salary target bonus opportunities were increased from 75%-of-salary for 2024 to 100%-of-salary for 2025. This change maintains the Company’s philosophy of offering base salaries and target bonus opportunities at levels that are below market practice.

⮚	We also continue to believe in paying for performance. In 2024, 92% of CEO compensation (at target) was meaningfully “at risk” – dependent on Company performance or share price performance or both.

⮚	For all Named Executive Officers, 50% of the annual LTIP grants take the form of three-year cliff-vesting restricted shares and 50% take the form of three-year cliff-vesting performance shares. The performance target goal is typically set roughly equal to the 10-year Treasury yield plus 700 basis points (which is our long-term equity return target).

History of Responsiveness to Shareholder Feedback on Compensation and Governance:

Following proactive shareholder engagement in recent years, White Mountains has:

⮚	Adopted a formulaic annual incentive program for our executive officers, with pre-established, rigorous and quantifiable performance targets that are relevant for our firm and industry

⮚	Revised our ESG practices by amending the Company’s investment policy to address ESG, formalizing the Board’s oversight of ESG matters, and further integrating climate-related risks into our risk management practices

⮚	Enhanced proxy disclosure to include a detailed, individual Board skills matrix that highlights our Board’s key skills and qualifications that are directly relevant to our business, strategy and operations

The CNG Committee is committed to ensuring that our executive compensation programs and governance practices continue to drive long-term value creation. We welcome your continued feedback.

Sincerely,

The White Mountains Insurance Group Compensation/Nominating & Governance Committee

Philip A. Gelston, Chair  |  Margaret Dillon  |  Suzanne F. Shank

April 2, 2025

Compensation Discussion and Analysis

Executive Summary

Business Overview and 2024 Performance Highlights

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions primarily in the insurance, financial services and related sectors, operating these businesses through our subsidiaries and, if and when attractive exit valuations become available, selling these businesses for meaningful gains. Our principal focus is to grow our various book value per share metrics because we believe, based on the trading history of our stock, that over the long term our share price growth will follow our growth in these metrics (see chart and discussion on page 37). Since our IPO in 1985, including dividends, White Mountains has delivered 13% annualized growth in book value per share and adjusted book value per share (“ABVPS”) and 12% annualized growth in market value per share.

We finished 2024 with book value per share of $1,746 and ABVPS of $1,834, increases of 6% and 8% from the prior year, respectively. The primary drivers of the growth were solid results from our operating businesses and good returns in our investment portfolio. In 2024, Ark and WM Outrigger produced a combined ratio of 82% and grew gross written premiums to $2,207 million (with combined pre-tax income of $299 million). Bamboo was acquired in January and generated $484 million of managed premiums (up 125% year-over-year). Kudu had annualized adjusted EBITDA of $55 million, progress in new deployments, and saw the value of its portfolio of participation contracts cross the $1 billion threshold. HG Global generated $52 million of gross written premiums, up 4% year-over-year, and BAM was deconsolidated as of July 1, 2024. Our investment portfolio was up 7%, ahead of our total return benchmarks.

Commitment to Ongoing Shareholder Engagement

As part of our ongoing commitment to better understand the views of our shareholders with respect to our business, governance, and compensation practices, we continued our investor outreach efforts in 2024. Over the past several years, feedback received from these discussions has helped guide refinements to our executive compensation programs and governance practices, as well as enhancements to our public disclosures. A summary of these efforts in 2024, feedback received and our history of responsiveness is included below:

Engage with Shareholders

72% of WTM's ownership base contacted

37% of WTM's ownership base accepted meetings and engaged

20% of WTM's ownership base with which Mr. Gelston, as CNG Committee Chair, led the engagement meetings

Gather Feedback

- Our conversations with shareholders in 2024 focused on our **business performance and outlook, capital allocation, executive compensation practices, board structure, corporate governance and oversight of ESG**
- Our investors showed continued appreciation of our value creation through thoughtful capital deployment and effective stewardship of capital
- Investors **expressed continued support for our executive compensation program** and its alignment of pay with Company performance
- Our investors recognized our **commitment to board refreshment** and were supportive of our additions of **three highly skilled new directors since 2023**

History of Demonstrated Responsiveness

The Board and management recognize the value of direct shareholder input and take our shareholders' views into account in managing and overseeing the Company.

Based on regular engagement with our shareholders, we have incorporated feedback in the following ways in recent years:

- Refined our annual incentive compensation program
- Improved our proxy statement disclosures
- Enhanced our disclosures on Board refreshment practices and Board composition, key skills and qualifications
- Adopted a statement on climate change

Compensation Peer Group

As described in more detail below, the CNG Committee reviews the compensation structures of a peer group as part of its evaluation of the Company’s compensation practices, but not for benchmarking compensation levels. As many of our subsidiaries are engaged in the business of insurance, we evaluate the executive compensation programs of a group of insurance company peers in terms of structure and variability of payouts in good and poor performance scenarios. However, unlike most of our insurance company peers, a primary responsibility of our parent company’s management is allocating capital and opportunistically finding and executing value-creating acquisitions and dispositions of operating businesses. Over the years, in achieving our principal objective of growing our values per share, transaction gains have been a large driver of our success.

Given our differentiated business model relative to insurance company peers, we do not use the peer group to benchmark compensation. We believe that benchmarking against the insurance peer group could result in compensation that is not competitive for our talent pool. We seek to structure our compensation program to be less fixed and more variable than our insurance peers. When recruiting and retaining talented professionals, we compete against firms whose main business is derived from transactional activity such as private equity and investment banking firms, and our compensation practices must reflect this reality. The CNG Committee takes account of the transactional component of our business when setting pay that is competitive and tied to rigorous performance goals. We believe our executive compensation program has driven tremendous value for shareholders, as evidenced by our long-term ABVPS growth. ABVPS reached $1,834 in 2024, up 8% year-over-year, and its growth over the last decade has been created in meaningful part through our transactions, as shown below.

Over the Past Decade Our Transactions Have Driven Growth in ABVPS

The CNG Committee believes that our compensation structure closely aligns the financial interests of management with those of our shareholders and encourages appropriate, but not excessive, risk taking.

The CNG Committee regularly evaluates the continuing appropriateness of our peer group. See page 35 for further details on our peer group.

Compensation Program Aligned with Company Performance

The current design of our compensation program consists of three primary elements: base salary, annual incentive bonus and long-term incentive compensation. Each element is structured with the primary goal of creating incentives for superior growth in our values per share over long periods of time. Highlights of our compensation program are as follows:

Elements and Structure

[1]	Through 2024, CVPS was the average of growth in adjusted book value per share (ABVPS) and growth in intrinsic value per share, which is the ABVPS including franchise value adjustments to reflect the fair value of certain subsidiaries carried at book value. See Annex A for a reconciliation of growth in ABVPS and growth in intrinsic value per share.

We believe that the goal of creating superior growth in values per share over long periods of time is best pursued by utilizing a pay-for-performance program that closely aligns the financial interest of management with those of our shareholders while rewarding appropriate risk taking. We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than fixed entitlements. To illustrate, 86% of our CEO’s 2024 target total direct compensation was linked to long-term incentives, while approximately 8% was made up of base salary and 6% was linked to annual cash bonus opportunity (at target).

Chief Executive Officer:

Other NEOs*:

Named Executive Officers

In this CD&A, we review the philosophy of White Mountains’s executive compensation program, the compensation process, the program’s elements, and the 2024 and 2025 compensation decisions for our Named Executive Officers:

2024 Named Executive Officers
G. Manning Rountree	Chief Executive Officer
Liam P. Caffrey	President & Chief Financial Officer
Giles E. Harrison [1]	Executive Vice President & Chief Strategy Officer
Robert L. Seelig	Executive Vice President & General Counsel
Michaela Hildreth	Managing Director & Chief Accounting Officer

[1] Mr. Harrison joined the Company as of June 10, 2024.

Unless otherwise noted, the term Named Executive Officers (or “NEOs”) refers to the group of individuals listed in the above table; the term “CEO” refers to Mr. Rountree.

Business Overview, Significant Transactions, and Performance Highlights

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions primarily in the insurance, financial services and related sectors, operating these businesses through our subsidiaries and, if and when attractive exit valuations become available, selling these businesses for meaningful gains. Our principal focus is to grow our book value per share metrics because we believe, based on the trading history of our stock, that over the long term our share price growth will follow our growth in these metrics (see chart and discussion on page 36). Since our IPO in 1985, including dividends, White Mountains has delivered 13% annualized growth in book value per share and ABVPS and 12% annualized growth in market value per share.

We finished 2024 with book value per share of $1,746 and adjusted book value per share of $1,834, increases of 6% and 8%, respectively. The primary drivers of the growth were solid results from our operating businesses and good returns in our investment portfolio.

In 2024, Ark / WM Outrigger produced a combined ratio of 82% and grew gross written premiums to $2,207 million (with combined pre-tax income of $299 million). Bamboo was acquired in January and generated $484 million of managed premiums, up 125% year-over-year. Kudu had annualized adjusted EBITDA of $55 million, progress in new deployments, and saw the value of its portfolio of participation contracts cross the $1 billion threshold. HG Global generated $52 million of gross written premiums, up 4% year-over-year, and BAM was deconsolidated as of July 1, 2024. Our investment portfolio was up 7%, ahead of our total return benchmarks.

We believe the businesses we own today and our ability to deploy capital into further opportunistic and value-oriented acquisitions position us well for the future. The Company remains focused on creating shareholder value over the long term.

Shareholder Engagement

Engaging with our owners is central to our commitment to good governance and critical to maintaining our strong corporate governance practices. Consistent with prior years, our 2024 shareholder outreach was led by the Board and senior management, and also included our CNG Committee chair, Mr. Gelston, who provided a direct line of communication between the Board and our shareholders.

Our substantive conversations with our owners covered a variety of company strategy, business performance, corporate governance, and executive compensation-related topics:

Shareholder feedback received from these meetings was shared with the entire Board and helps to inform the Company’s decision-making process regarding corporate governance, executive compensation, ESG, and disclosure-related matters. The following are the areas of discussion and feedback most consistent in our dialogue with our shareholders:

●	Continued appreciation of our value creation through thoughtful capital deployment and effective stewardship of capital
●	Our Board’s proactive focus on refreshment, with the goal of maintaining the alignment of its skills with (i) the nature of our businesses and (ii) our effective oversight of risk, which resulted in three new director appointments since 2023 and complete refreshment of the Board since Mr. Rountree was appointed CEO in March 2017
●	Appreciation for our executive compensation program and its alignment of pay with Company performance and shareholder experience
●	Discussion of our Board oversight of our (i) approach to climate change, (ii) investment management, (iii) risk management and (iv) human capital management

The Company’s management and Board of Directors are committed to continuing its extensive shareholder outreach program.

Compensation Philosophy

Our executive compensation policies are designed with the primary goal of creating incentives for superior growth in our values per share over long periods of time. We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders while rewarding appropriate risk taking. We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than fixed entitlements (such as base salary, pensions, and employee benefits). To that end, the CNG Committee has established base salaries and target annual bonuses for our executives that tend to be lower than those paid by comparable property and casualty insurers and reinsurers, while granting the bulk of an executive's target compensation as long-term incentive compensation. To illustrate, approximately 86% of our CEO’s 2024 target total direct compensation was linked to long-term incentives, while approximately 8% was made up of base salary and 6% was target annual cash bonus opportunity.

The following principles guide and inform the CNG Committee’s efforts to deliver a highly effective executive compensation program that drives shareholder value and fosters the attraction and motivation of key talent:

Compensation Setting Process

The CNG Committee is responsible for approving our compensation programs for executive officers, and it specifically approves all compensation for our executive officers and for any employee with target annual compensation in excess of $1.5 million. Our CEO annually presents to the CNG Committee his evaluation of our executives, their individual performance, achievements, and the contributions they made to the Company's accomplishments over the past year and over the most recent long-term incentive plan cycle. In connection with this evaluation, the CEO recommends to the CNG Committee appropriate compensation amounts for these executives. The CNG Committee evaluates these recommendations and also assesses the performance, responsibilities and contributions of the CEO, considers CEO succession plans, and sets the compensation of the CEO.

With the exception of significant promotions and new hires, compensation matters are usually addressed at the first meeting of the CNG Committee each year (typically late February), following the availability of financial results for the prior year and the current year’s financial plan. This allows us to determine the results of prior period grants and to set targets for the current year and newest long-term performance cycle. Performance cycles for long-term compensation typically run for three years beginning on January 1st of the year of grant.

Compensation Peer Group

When making new long-term incentive grants, the CNG Committee assesses the impact of different performance scenarios on potential realizable compensation. Further, in order to test our beliefs about the structure and variability of the awards we make, the CNG Committee annually reviews and considers a systematic analysis of the public compensation disclosures made by other property and casualty insurers and reinsurers that the CNG Committee considers to be peers.

Importantly, our compensation peer group is not used for benchmarking purposes, but rather to analyze whether our compensation programs are appropriately structured and to ensure they are less fixed and more variable than most other insurance and reinsurance peers.

As many of our subsidiaries are insurance companies, we evaluate the executive compensation programs of a group of insurance company peers in terms of structure and variability of payouts in good and poor performance scenarios. However, unlike most of our insurance company peers, a primary responsibility of our parent company’s management is allocating capital and opportunistically finding and executing value-creating acquisitions and dispositions of operating businesses. Over the years, in achieving our principal objective of growing our values per share, transaction gains have been a large driver of our success.

Given our differentiated model relative to insurance company peers, we do not use the peer group to benchmark compensation. We believe that benchmarking against the peer group could result in compensation that is not competitive for our talent pool. We seek to structure our compensation program to be less fixed and more variable than our insurance peers. When recruiting and retaining talented professionals, we compete against firms whose main business is derived from transactional activity such as private equity and investment banking firms, and our compensation practices must reflect this reality. The CNG Committee takes account of the transactional component of our business when setting pay that is competitive and tied to rigorous performance goals. We believe our executive compensation program has driven tremendous value for shareholders, as evidenced by our long-term ABVPS growth. ABVPS reached $1,834 in 2024, up 8% year-over-year, and has grown steadily over the last decade in meaningful part through our transactions, as shown on pages 30 and 36.

In considering its analysis of compensation structure and variability, the Company uses a peer group of insurance companies that engage in business similar to the business conducted by some of our subsidiaries. The CNG Committee regularly evaluates the continuing appropriateness of this group and did so again during 2024. The companies included in the analysis presented to the CNG Committee prior to it making compensation decisions in 2024 were unchanged from the prior year with the exception of the removal of Argo Group following its acquisition by Brookfield Re.

The CNG Committee concluded that the peer analysis supported its view that the Company’s compensation programs are more variable than most other insurance and reinsurance peers, have fewer fixed elements of compensation and perquisites, and do not lead to significant rewards for poor performance. The CNG Committee believes that the compensation structures that have been developed for the Company closely align the financial interests of management with those of our shareholders and encourage appropriate, but not excessive, risk taking.

Compensation Best Practices

We maintain a number of compensation governance best practices which support our overarching compensation philosophy and are fully aligned with our compensation principles, as discussed in the following section. Our compensation practices also align with input we have received from shareholders.

Key Compensation Highlights
What We Do	What We Do Not Do

✓     Commitment to pay for performance as evidenced by 92% of total target 2024 CEO compensation meaningfully “at risk”

✓     Half of annual LTI delivered in performance-based equity, with a three-year measurement period

✓    Formulaic annual incentive program, based on pre-determined goals

✓    Clawback policy for annual and long-term incentive plans

✓    Double-trigger change-in-control provisions

✓    Annual Say-On-Pay vote

✓    Robust share ownership guidelines for executive officers and directors

🗴     No hedging of Company securities

🗴     No executive pensions

🗴     No single-trigger vesting of equity-based awards upon change-in-control

🗴     No excise tax gross-ups upon change-in-control

🗴     No dividends on unvested performance shares or restricted shares

🗴     No long-term employment agreements

🗴     No excessive perquisites or benefits

Superior Track Record and the Alignment of Growth in ABVPS and Market Value Per Share

From our IPO in 1985 through year-end 2024, we have delivered 13% annualized growth in book value per share and ABVPS and 12% annualized growth in market value per share to our shareholders. Importantly, as seen in the chart below, ABVPS and market value per share have generally moved in tandem over the last 39 years, despite short-term fluctuations. This is a core factor supporting the CNG Committee’s selection of incentive plan performance metrics that relate to growth in book value per share.

Bamboo Acquisition
$1,945*
$1,834*
Kudu & NSM Acquisitions
$1,050
Sale of Esurance & AFI
Sale of NSM
OneBeacon IPO
Symetra IPO
Ark Acquisition & MAX IPO
Sales of OneBeacon, Sirius Group, Symetra & Tranzact
OneBeacon Acquisition
Answer Financial (AFI) Acquisition
Build America Mutual (BAM) Launch
$280
Sirius International Acquisition
Financial Market Collapse
Symetra Investment
Sirius America Acquisition
Growth since IPO:
Adjusted Book Value Per Share
13% annualized, including dividends
Market Value Per Share
12% annualized, including dividends
Sale of Fireman's Fund Insurance
Esurance Acquisition
$75
Re-domestication to Bermuda
White River Spin-off
Fireman's Fund Corp. IPO
Adjusted Book Value Per Share *
* as of 12/31/24
Market Value Per Share *
* as of 12/31/24
Black Monday
$25.75
Year
1990
1995
2000
2005
2010
2015
2020

Compensation for 2024

The principal elements of compensation for our executives in 2024 - base salary, annual incentive bonuses and long-term incentive compensation - are discussed below.

2024 Target Annual Direct Compensation Mix

1.	Base Salary

As discussed above under “Compensation Philosophy”, the Company’s compensation program emphasizes variable long-term incentive compensation, rather than fixed entitlements. Accordingly, we pay our executive officers salaries that we believe to be below market. In 2024, the cap on base salaries for Named Executive Officers was unchanged at $600,000, which remains generally below market.

2. Annual Incentive Bonuses

We provide annual bonus opportunities to our executive officers, which make up a relatively small percentage of each NEO’s target total annual compensation – approximately 6% for our CEO, and 11% on average for the other NEOs in 2024 – as the bulk of our executive officers’ compensation opportunity is tied to long-term incentives. Each NEO participates in the annual bonus pool applicable to the parent holding companies. For 2024, the target bonus pool was $9.5 million for 62 employees.

Under our formulaic annual bonus program, the level of payout is determined by reference to the Company’s growth in CVPS, which is defined by the CNG Committee as the average of growth in ABVPS and growth in “intrinsic value per share”, which is the ABVPS including franchise value adjustments to reflect the fair value of certain subsidiaries carried at book value. In choosing this metric for the annual bonus program, the CNG Committee recognized that this is the same metric as used in a portion of the Company’s long-term incentives (albeit for a different time period). The CNG Committee considered a number of other metrics but concluded that no other metric is as pertinent to our business as CVPS. CVPS is the metric that the Board and the management team focus on because it is linked to growth in book value per share metrics, which we believe is what ultimately drives growth in our share price. The 2024 annual bonus pool could range from 0% to 200% of target, based on the harvest scale of 6%-11%-16% growth in CVPS. In setting this performance scale, the CNG Committee’s goal was to set a performance target that was reasonable, but with an appropriate degree of stretch. The 11% target was roughly equal to the Company’s equity return target of the yield on the 10-year Treasury plus 700 basis points.

For our executive officers, the CNG Committee maintains the discretion to decrease, but not increase, the individual annual bonus payouts after the quantitative formula has been applied. Our executive officers cannot receive more than the formulaic result.

For 2024, the NEOs had target annual bonuses of 75% of salary, which was unchanged from the prior year. Based on the Company’s performance of an 8.3% increase in CVPS in 2024, the CNG Committee awarded the NEOs bonuses of 47% of target.

	2024 Annual Bonus Decisions
Executive	Target Bonus	Earned Bonus	% of Target
G. Manning Rountree	$450,000	$211,500	47%
Liam P. Caffrey	$450,000	$211,500	47%
Giles E. Harrison	$450,000	$211,500	47%
Robert L. Seelig	$450,000	$211,500	47%
Michaela Hildreth	$450,000	$211,500	47%

3. Long-Term Incentive Compensation

Long-term equity awards generally consist of an equal mix of restricted shares and performance shares, rewarding long-term value creation and aligning executives’ interests with shareholders’ interests. Restricted shares are subject to a three-year cliff-vesting provision, rather than annual vesting, in order to promote executive retention that balances incentives to redeploy capital aggressively and to remain patient for optimal opportunities for the Company and its shareholders. The number of WTM common shares earned from a grant of performance shares can range from 0%-200% of target, based on after-tax annual growth in CVPS over the three-year performance cycle.

The CNG Committee selected performance metrics that relate to growth in book value per share because it continues to believe these metrics ultimately drive growth in our share price. The market value of our shares is not included as a direct measure of performance, but it determines the ultimate value of earned performance and restricted share awards.

From year-to-year when we make new long-term incentive grants, we typically adjust the target number of shares granted to individual employees to reflect the change in CVPS during the prior year, rather than focusing on changes in market values. This is consistent with our view that the change in book value per share and related metrics provides a better view of the change in value of the Company than metrics reflecting short-term market price fluctuations.

2024 Long-Term Incentive Grants: For the CEO and each of our other NEOs, the annual 2024 long-term incentive awards were allocated 50% as performance shares and 50% as restricted shares, consistent with prior years. With respect to the total grants made to employees across the Company, the CNG Committee granted 22,810 target shares for the 2024-2026 performance cycle, which represented an approximately 5% increase, year-over-year, in the number of shares granted. These grants totaled approximately 0.9% of the then outstanding shares. The restricted shares are subject to a three-year cliff vesting provision based on continuous service, in order to promote the retention of key executive talent. The performance shares vest in a range of 0% - 200% of target, following a three-year performance period.

For the 2024-2026 performance period, the CNG Committee established a target of 11% annual growth in CVPS as the performance target that would result in the payout of 100% of the target performance shares. There would be no payout for annual growth of 6% or less, and annual growth of 16% or more would be required for a payout of 200%. In setting this performance scale, the CNG Committee’s goal was to set a performance target that was reasonable, but with an appropriate degree of stretch. Importantly, the 11% target was roughly equal to the Company’s long-term equity return target of the yield on the 10-year Treasury plus 700 basis points, consistent with the Company’s practice for several years. In addition, the CNG Committee considered that the one-year performance scale for the 2024 annual bonus program was the same as the three-year average performance scale being set for the 2024-2026 performance shares. The Committee determined that this scale was appropriate due to the factors discussed above and their applicability over a longer time frame (which equates to aggregate growth in CVPS of 19% - 37% - 56% over a three-year period).

A detailed breakdown of the 2024 grants is included in the table below:

	2024 Long-Term Incentive Grants
	Grant Date	Restricted Shares		Performance Shares		Total 2024 LTI Grant Value
Executive		# Shares	Grant Value	# Shares	Grant Value
G. Manning Rountree	2/22/2024	1,800	$ 3,176,298	1,800	$ 3,176,298	$ 6,352,596
Liam P. Caffrey	2/22/2024	1,125	$ 1,985,186	1,125	$ 1,985,186	$ 3,970,373
Giles E. Harrison	6/10/2024	1,000	$ 1,727,200	1,000	$ 1,727,200	$ 3,454,400
Robert L. Seelig	2/22/2024	900	$ 1,588,149	900	$ 1,588,149	$ 3,176,298
Michaela Hildreth	2/22/2024	600	$ 1,058,766	600	$ 1,058,766	$ 2,117,532

In determining the amount of new long-term incentive compensation grants for 2024 for our NEOs, the CNG Committee assessed each executive’s scope of authority and ability to impact the success of the Company. Based on the CNG Committee’s general experience, familiarity with the Company and its compensation practices and the recommendation of the CEO (for NEOs other than himself), the CNG Committee established a grant level that it believed was appropriate to reflect each such executive’s expected contribution to the Company over the next performance cycle.

Payout of 2022-2024 Performance Cycle: For the 2022-2024 performance cycle, long-term incentives were granted to the NEOs as follows: 50% as performance shares and 50% as restricted shares. For the performance shares, which matured at the end of 2024, 9% annual growth in CVPS was the performance target for a payout of 100% of the target performance shares. Annual growth of 4% or less would have resulted in no payout and annual growth of 14% or more would have resulted in a payout of 200%. At its meeting in February 2025, based on an average annual growth in CVPS of 15.6% during the 2022-2024 performance cycle, the CNG Committee confirmed that the payout that was earned was 200% of target.

2022-2024 Performance Share Cycle
Executive	Target Shares	Performance Scale (min / target / max)	Actual Annual Growth	Payout %	Shares Earned
G. Manning Rountree	2,700	4% - 9% - 14%	15.6%	200%	5,400
Liam P. Caffrey	1,250	4% - 9% - 14%	15.6%	200%	2,500
Robert L. Seelig	1,250	4% - 9% - 14%	15.6%	200%	2,500
Michaela Hildreth	750	4% - 9% - 14%	15.6%	200%	1,500
Note: Mr. Harrison joined the Company on June 10, 2024 and therefore did not receive a 2022-2024 performance share grant.

2025 Compensation Actions

2025 Annual Target Cash Compensation: Base salaries remained unchanged for 2025. Executive officers’ target bonus opportunities have been increased from 75% to 100%-of-salary for 2025, where payouts can range from 0-200% of target.. The CNG Committee believes the 2025 salary and bonus target levels for executive officers remain below general market practice and continue to reflect the CNG Committee’s long-standing philosophy of linking a vast majority of executives’ compensation to long-term incentives in order to align their interests with those of our shareholders, as opposed to awarding high levels of fixed cash compensation.

     Further, the design of our executive officers’ 2025 annual bonus plan will be the same as the plan in effect for 2024, with payouts tied to annual growth in CVPS and a harvest scale of 6%-11%-16% for threshold / target / maximum payout levels. The CNG Committee determined that 11% annual growth in CVPS is an appropriately challenging target for the annual bonus plan and is roughly equal to the Company’s equity return target of the yield on the 10-year Treasury plus 700 basis points.

2025 Long-term Incentive Grants: In February 2025, the CNG Committee made new long-term incentive grants to the NEOs based on the same factors described above with respect to grants made in 2024 and allocated 50% as performance shares and 50% as restricted shares. With respect to the total grants made to employees across the Company, the CNG Committee granted 21,290 target shares for the 2025-2027 performance cycle, which represents a 7% decrease, year over year, in the number of shares granted. These grants totaled approximately 0.8% of the then outstanding shares.

The CNG Committee set a performance target of 11.5% annual growth in CVPS. In setting this performance scale, the CNG Committee’s goal was to set a performance target that was reasonable, but with an appropriate degree of stretch, for a payout of 100% of the target performance shares for the 2025-2027 performance cycle. Annual growth of 6% or less would result in no payout, and annual growth of 17% or more would result in a payout of 200%.

Performance Cycle	Target Shares Granted	% Change from Prior Year	Performance Target (min / target / max)
2025 – 2027	21,290	(7%)	6% -11.5% - 17%
2024 – 2026	22,810	5%	6% -11% - 16%
2023 – 2025	21,790	(18%)	6% -11% - 16%
2022 – 2024	26,450	(2%)	4% - 9% - 14%
2021 – 2023	26,950	(4%)	3% - 8% - 13%

The CNG Committee believes this target and scale properly incentivize management to manage our businesses efficiently, without taking inappropriate risks.

CVPS Definition Change for Calendar Years Beginning with 2025: Following the deconsolidation of BAM and the incorporation of a fair value adjustment in BVPS for the BAM Surplus Notes, the CNG Committee has determined to replace growth in ABVPS with growth in BVPS in the calculation of CVPS for both annual bonus and performance shares for calendar years beginning with 2025. For example, for the 2023-2025 performance cycle, ABVPS growth would be used in the calculation for calendar years 2023 and 2024, and BVPS growth would be used for calendar year 2025.

Share Ownership Guidelines for Executive Officers

The CNG Committee has established share ownership guidelines for our executive officers. According to the guidelines, our CEO and EVPs are required to hold Company shares with a value of 10x salary, while other executive officers are required to hold Company shares with a value of 3x salary. Shares received upon vesting must be held until the executive is in compliance with the guideline. Unvested restricted shares will count toward satisfaction of the guideline, while unvested performance shares will not count. As of December 31, 2024, all NEOs were in compliance with the guidelines with the exception of Mr. Harrison who joined the Company as of June 10, 2024. Mr. Harrison is required to hold all shares upon vesting until he is in compliance with the guideline.

Clawback Policy

The CNG Committee adopted a recovery policy for the Company which is applicable to performance-based compensation for the Company’s current and former executive officers and complies with NYSE rules. The policy requires the recovery of performance-based compensation in the case of an accounting restatement, without regard to fault.

The Company also has adopted a clawback policy applicable to bonuses (including non-equity incentive plan compensation) and long-term incentive awards (including time-based awards). If the Company restates any financial statement included in an SEC filing as a result of an employee’s misconduct, the Board may, without prejudice to any other remedies available to the Company, seek reimbursement of any bonus or long-term incentive award received by such person that relates in whole or in part to any period for which such financial statements were restated. If the misconduct involved fraud, then in addition to other actions the Board will mandatorily seek such reimbursement.

Other Elements of Compensation

Retirement Benefits

We have no active U.S. defined benefit pension plans. Our employees may participate in our qualified 401(k) plans and eligible employees can participate in a qualified employee stock ownership plan. We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

We review the perquisites that our senior management receives. The primary perquisite is limited personal use of corporate aircraft.

We allow our NEOs to use our corporate aircraft from time to time for personal reasons. The aggregate incremental cost to the Company is included, for proxy reporting purposes, as compensation to the NEO. For tax purposes, we comply with IRS regulations. We do not “gross-up” our NEOs for their taxes associated with perquisites, including with respect to personal use of our aircraft.

Our NEOs also participate in our benefit plans on the same terms as our other employees. These plans include medical and health insurance, company paid life insurance and charitable gift matching.

Certain Board Fees

Our NEOs do not receive director fees for serving on the Company's board of directors or for serving on the boards of our wholly-owned or majority-owned subsidiaries. However, those NEOs who serve on the boards of other companies in which we have a minority interest may receive director fees from those companies. We consider those board fees when evaluating the compensation of our NEOs.

Severance Agreements; Change in Control

Severance benefits, if any, for our NEOs are determined by the CNG Committee in its sole discretion. Executive officers of our operating subsidiaries participate in the severance plans, if any, generally applicable at those companies.

If any of our most senior executives decide to retire, in order to enable the Company to ensure a smooth transition, to receive a non-compete/non-solicit from the executive and to retain access to valuable knowledge, talents and relationships, our general practice has been to enter into arrangements that would permit the executive to earn some or all of such executive’s long-term incentive compensation then outstanding.

We have no standalone change in control agreements with our NEOs. However, under our long-term incentive plans, if a change in control of the Company (or a business unit, as applicable) were to occur, certain events, such as involuntary or constructive employment termination or amendments to our incentive plans which are materially adverse to its participants, may cause restricted shares to become immediately vested and performance shares and performance units to become payable in full or in part. Our plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Compensation/Nominating & Governance Committee Report

The Compensation/Nominating & Governance Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation/Nominating & Governance Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Philip A. Gelston, Chair

Margaret Dillon

Suzanne F. Shank

Summary Compensation Table

 The following table presents compensation in 2024, 2023 and 2022 for the Company’s CEO, CFO and its three other most highly compensated executive officers (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus (a) ($)	Stock Awards Granted (b) ($)	Option Awards Granted ($)	Non-Equity Incentive Plan Compen- sation (c) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (d) ($)	Total ($)
G. Manning Rountree	2024	600,000	-	6,352,596	-	211,500	-	258,862	7,422,958
Chief Executive Officer	2023	584,615	-	5,872,920	-	765,000	-	354,466	7,577,001
	2022	500,000	-	5,604,282	-	750,000	-	337,472	7,191,754
Liam P. Caffrey	2024	600,000	325,000	3,970,373	-	211,500-	-	361,121	5,467,994
Executive Vice President &	2023	584,615	325,000	3,670,575	-	765,000-	-	335,884	5,681,074
Chief Financial Officer	2022	421,154	325,000	2,594,575	-	750,000-	-	325,146	4,415,875
Giles E. Harrison	2024	334,615	250,000	3,454,400	-	211,500-	-	43,547	4,294,062
Executive Vice President &
Chief Strategy Officer
Robert L. Seelig	2024	600,000	-	3,176,298	-	211,500-	-	152,703	4,140,501
Executive Vice President &	2023	584,615	-	2,936,460	-	765,000-	-	116,223	4,402,298
General Counsel	2022	500,000	-	2,594,575	-	750,000-	-	113,144	3,957,719
Michaela Hildreth	2024	600,000	-	2,117,532	-	211,500-	-	22,131	2,951,163
Managing Director &	2023	584,615	-	1,761,876	-	765,000-	-	26,220	3,137,711
Chief Accounting Officer	2022	488,462	-	1,556,745	-	750,000-	-	23,769	2,818,976

(a)	For Mr. Caffrey, the amounts in 2024, 2023 and 2022 represent the three tranches of a $975,000 sign-on bonus, payable in three equal annual installments, awarded to incentivize him to join the Company. For Mr. Harrison, the amount in 2024 represents the first of three tranches of a $750,000 sign-on bonus, payable in three equal annual installments, awarded to incentivize him to join the Company. See “Compensation Discussion and Analysis.”

(b)	Represents the grant date market value of WTM performance shares granted in 2024, 2023 and 2022 and WTM restricted shares issued in 2024, 2023 and 2022. The WTM performance share awards included in the table have a maximum payout of 200% of the shares granted and, at such level, would have a grant date fair value equal to 200% of the amounts shown in the Grants of Plan Based Awards table. See “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(c)	Amounts presented in 2024 represent annual incentive awards paid in cash in March 2025 for performance in the year ended December 31, 2024. Amounts presented in 2023 represent annual incentive awards paid in cash in March 2024 for performance in the year ended December 31, 2023. Amounts presented in 2022 represent annual incentive awards paid in cash in March 2023 for performance in the year ended December 31, 2022. See “Compensation Discussion and Analysis.”

(d)	See next table for details of All Other Compensation.

All Other Compensation

The following table presents a breakout of “All Other Compensation” included in the Summary Compensation Table for 2024, 2023 and 2022:

Name	Year	Director Fees (a) ($)	Personal use of planes (b) ($)	Restricted stock dividends ($)	Company contributions to 401(k) plan ($)	Employee stock ownership plan ($)	Other Personal benefits (c) ($)	Total ($)
G. Manning Rountree	2024	27,500	202,931	8,100	15,525	4,806	-	258,862
	2023	110,000	217,106	8,100	14,850	4,410	-	354,466
	2022	90,000	229,463	-	13,725	4,284	-	337,472
Liam P. Caffrey	2024	-	340,790	-	15,525	4,806	-	361,121
	2023	-	300,589	-	14,850	4,410	16,035	335,884
	2022	-	277,456	-	13,725	-	33,965	325,146
Giles E. Harrison	2024	27,500	-	-	15,058	-	989	43,547

Robert L. Seelig	2024	-	129,372	3,000	15,525	4,806	-	152,703
	2023	-	94,263	2,700	14,850	4,410	-	116,223
	2022	-	95,135	-	13,725	4,284	-	113,144
Michaela Hildreth	2024	-	-	1,800	15,525	4,806	-	22,131
	2023	-	-	1,200	14,850	4,410	5,760	26,220
	2022	-	-	-	13,725	4,284	5,760	23,769

(a)	Amounts represent director fees paid by BAM prior to July 1, 2024, when the Company ceased to consolidate BAM in its results.

(b)	Amounts represent the aggregate incremental cost to the Company for the use of corporate aircraft that were not otherwise in use for business. For Company aircraft, the incremental cost is the cost per hour multiplied by the number of hours of use. For third party aircraft services, the incremental cost is the amount invoiced to the Company by the third-party aircraft provider.

(c)	For Mr. Caffrey, the amounts represent relocation expenses paid by the Company on his behalf.

Grants of Plan-Based Awards

 The following table presents plan-based awards granted, except as otherwise noted, under the White Mountains Long-Term Incentive Plan (the “WTM Incentive Plan”) to the Named Executive Officers that received such awards during 2024:

			Estimated Future Payouts			Estimated Future Payouts			All Other	All Other
			Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Stock	Option
			Awards (a)			Awards (b)			Awards:	Awards:	Exercise	Grant Date
									Number of	Number of	or Base	Fair Value
									Shares	Securities	Price of	of Stock
									of Stock	Underlying	Option	and Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Type of Award	($)	($)	($)	(#)	(#)	(#)	(c)(#)	(#)	($/sh)	(d) ($)
G. Manning Rountree		Annual Incentive Bonus	0	450,000	900,000	-	-	-	-	-	-	-
	2/22/24	WTM Performance Shares	-	-	-	0	1,800	3,600	-	-	-	3,176,298
	2/22/24	WTM Restricted Shares	-	-	-	-	-	-	1,800	-	-	3,176,298
Liam P. Caffrey		Annual Incentive Bonus	0	450,000	900,000	-	-	-	-	-	-	-
	2/22/24	WTM Performance Shares	-	-	-	0	1,125	2,250	-	-	-	1,985,186
	2/22/24	WTM Restricted Shares	-	-	-	-	-	-	1,125	-	-	1,985,186
Giles E. Harrison		Annual Incentive Bonus	0	450,000	900,000	-	-	-	-	-	-	-
	6/10/24	WTM Performance Shares	-	-	-	0	1,000	2,000	-	-	-	1,727,200
	6/10/24	WTM Restricted Shares	-	-	-	-	-	-	1,000	-	-	1,727,200
Robert L. Seelig		Annual Incentive Bonus	0	450,000	900,000	-	-	-	-	-	-	-
	2/22/24	WTM Performance Shares	-	-	-	0	900	1,800	-	-	-	1,588,149
	2/22/24	WTM Restricted Shares	-	-	-	-	-	-	900	-	-	1,588,149
Michaela Hildreth		Annual Incentive Bonus	0	450,000	900,000	-	-	-	-	-	-	-
	2/22/24	WTM Performance Shares	-	-	-	0	600	1,200	-	-	-	1,058,766
	2/22/24	WTM Restricted Shares	-	-	-	-	-	-	600	-	-	1,058,766

(a)	These columns indicate the range of payouts (0%, 100% and 200%) targeted for fiscal 2024 performance under our Annual Incentive Bonus Plan as described in “Compensation Discussion and Analysis”. The actual payout with respect to 2024 for each Named Executive Officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(b)	Messrs. Rountree, Caffrey, Harrison and Seelig and Ms. Hildreth were granted WTM performance shares for the 2024-2026 performance cycle. For the 2024-2026 performance cycle, the targeted performance goal for full payment of outstanding WTM performance shares granted under the WTM Incentive Plan for all NEOs is an 11% average growth in CVPS. Average growth of 6% or less would result in no payout and average growth of 16% or more would result in a payout of 200%.

(c)	Messrs. Rountree, Caffrey, Harrison and Seelig and Ms. Hildreth were granted WTM restricted shares that vest on January 1, 2027.

(d)	Represents the grant date fair value (based on a market price on the date of grant) as determined in accordance with ASC Topic 718 without regard to forfeitures. Assuming a maximum 200% payout, the grant date fair value of the WTM performance shares granted to Messrs. Rountree, Caffrey, Harrison and Seelig and Ms. Hildreth would be $6,352,596, $3,970,373, $3,454,400, $3,176,298 and $2,117,532.

Outstanding Equity Awards at Fiscal Year-End

 The following table presents outstanding equity awards under the WTM Incentive Plan, except as otherwise noted, to the Named Executive Officers as of December 31, 2024:

Name		Option Awards					Stock Awards (a)(b)(c)
	Type of Award	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
G. Manning Rountree	WTM Performance Shares	-	-	-	-	-	-	-	3,800	11,291,148
	WTM Restricted Shares	-	-	-	-	-	6,500	12,642,890	-	-
Liam P. Caffrey	WTM Performance Shares	-	-	-	-	-	-	-	2,375	7,056,968
	WTM Restricted Shares	-	-	-	-	-	3,625	7,050,843	-	-
Giles E. Harrison	WTM Performance Shares	-	-	-	-	-	-	-	1,000	1,946,060
	WTM Restricted Shares	-	-	-	-	-	1,000	1,945,060	-	-
Robert L. Seelig	WTM Performance Shares	-	-	-	-	-	-	-	1,900	5,645,574
	WTM Restricted Shares	-	-	-	-	-	3,150	6,126,939	-	-
Michaela Hildreth	WTM Performance Shares	-	-	-	-	-	-	-	1,200	3,504,108
	WTM Restricted Shares	-	-	-	-	-	1,950	3,792,867	-	-

(a)	Equity incentive plan awards not yet vested at December 31, 2024 for Messrs. Rountree, Caffrey, Harrison and Seelig and Ms. Hildreth include 1,800, 1,125, 1,000, 900 and 600 target WTM performance shares, respectively, for the 2024-2026 performance cycle and 2,000, 1,250, 0, 1,000 and 600 target WTM performance shares, respectively, for the 2023-2025 performance cycle. Payout values for WTM performance shares are shown at 100% of target for the 2024-2026 performance cycle and 200% of target for the 2023-2025 performance cycle and based on the December 31, 2024 closing market price ($1,945.06) including dividends declared since the grant date.

(b)	Stock awards not yet vested at December 31, 2024 for Messrs. Rountree, Caffrey, Harrison and Seelig and Ms. Hildreth include 1,800, 1,125, 1,000, 900 and 600 WTM restricted shares, respectively, that vest on January 1, 2027; 2,000, 1,250, 0, 1,000 and 600 WTM restricted shares, respectively, that vest on January 1, 2026; and 2,700, 1,250, 0, 1,250 and 750 WTM restricted shares, respectively, that vested on January 1, 2025. Market values are based on the December 31, 2024 closing market price ($1,945.06).

(c)	Excludes WTM performance shares for the 2022-2024 performance cycle, which vested on December 31, 2024. See “Option Exercises and Stock Vested.”

Option Exercises and Stock Vested

 The following table presents stock awards that vested in 2024 for each of the Named Executive Officers. No option awards were exercised by the Named Executive Officers during 2024.

Name	Option Awards Exercised		Stock Awards Vested
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Award		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. Manning Rountree	-	-	WTM Performance Shares	(a)	5,400	9,980,712
			WTM Restricted Shares	(b)	2,700	4,063,527
Liam P. Caffrey	-	-	WTM Performance Shares	(a)	2,500	4,620,700
			WTM Restricted Shares	(b)	-	-
Giles E. Harrison	-	-	WTM Performance Shares	(a)	-	-
			WTM Restricted Shares	(b)	-	-
Robert L. Seelig	-	-	WTM Performance Shares	(a)	2,500	4,620,700
			WTM Restricted Shares	(b)	1,000	1,505,010
Michaela Hildreth	-	-	WTM Performance Shares	(a)	1,500	2,772,420
			WTM Restricted Shares	(b)	600	903,006

(a)	Represents 2,700, 1,250, 0, 1,250 and 750 target WTM performance shares awarded for the 2022-2024 performance cycle to Messrs. Rountree, Caffrey, Harrison and Seelig and Ms. Hildreth, respectively, which became fully vested on December 31, 2024 at 200% of target. Value realized on vesting is based on the average of the closing price of common shares for the 5 days preceding the CNG Committee meeting in February 2025, as determined by the CNG Committee, plus dividends declared since the shares were granted in 2022.

(b)	The amounts represent WTM restricted shares that vested on January 1, 2024.

Pay Versus Performance

The following table presents “Compensation Actually Paid” to the Principal Executive Officer (“PEO”) and the “Average Compensation Actually Paid” to the Non-PEO NEOs in 2024, 2023, 2022, 2021 and 2020, as calculated pursuant to SEC rules.

Year (a)	Summary Compensation Table Total for PEO ($)(b)	Compensation Actually Paid to PEO ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(b)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (millions $)	Annual Growth in Compensation Value per Share(d)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(c)
2024	7,422,958	14,100,992	4,213,430	6,247,597	175.12	227.67	230.4	8.3%
2023	7,577,001	11,680,222	3,697,210	4,999,435	135.42	168.05	509.2	14.5%
2022	7,191,754	23,147,640	3,169,569	7,992,051	127.17	151.65	792.8	23.9%
2021	7,185,569	4,639,595	2,906,827	2,095,752	91.08	127.58	(275.4)	-1.2%
2020	7,170,628	13,792,568	3,966,751	6,747,315	89.81	106.96	708.7	24.0%

(a)     The PEO and Non-PEO NEOs for the applicable years were as follows:

2024: Mr. Rountree served as PEO and Messrs. Caffrey, Harrison and Seelig and Ms. Hildreth served as Non-PEO NEOs

2023 and 2022: Mr. Rountree served as PEO and Messrs. Caffrey, Campbell and Seelig and Ms. Hildreth served as Non-PEO NEOs

2021: Mr. Rountree served as PEO and Messrs. Frank Bazos, Campbell and Seelig and Ms. Hildreth served as Non-PEO NEOs

2020: Mr. Rountree served as PEO and Messrs. Bazos, Campbell, Seelig and J. Brian Palmer served as Non-PEO NEOs

(b)	The amounts reported as “Compensation Actually Paid” to our PEO and “Average Compensation Actually Paid” to our Non-PEO NEOs in each of 2024, 2023, 2022, 2021 and 2020 represent the respective amounts as determined in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to our PEO or Non-PEO NEOs during the applicable year. The Summary Compensation Table totals reported for the PEO and the average of the Non-PEO NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “Compensation Actually Paid”:

PEO
	2024	2023	2022	2021	2020
Summary Compensation Table (“SCT”) total	7,422,958	7,577,001	7,191,754	7,185,569	7,170,628
Less: Value Reported in the SCT of Stock Awards	(6,352,596)	(5,872,920)	(5,604,282)	(6,478,434)	(5,788,476)
Granted in the Covered Year
Plus: Year-end Value for Stock Awards	7,004,016	6,775,045	11,461,473	4,107,645	8,110,746
Granted in the Covered Year
Change in Fair Value of Unvested Stock	4,766,206	2,602,290	9,901,354	(1,500,285)	4,311,657
Awards from Prior Years that Remain Unvested
Change in Fair Value of Stock Awards	1,260,408	598,806	197,341	1,325,100	(11,987)
from Prior Years that Vested in Covered Year
Compensation Actually Paid	14,100,992	11,680,222	23,147,640	4,639,595	13,792,568

Average of the Non-PEO NEOs
	2024	2023	2022	2021	2020
Summary Compensation Table (“SCT”) total	4,213,430	3,697,210	3,169,569	2,906,827	3,966,751
Less: Value Reported in the SCT of Stock Awards	(3,179,651)	(2,092,228)	(1,686,474)	(2,039,507)	(2,599,455)
Granted in the Covered Year
Plus: Year-end Value for Stock Awards	3,526,328	2,413,610	3,449,054	1,293,148	3,642,326
Granted in the Covered Year
Change in Fair Value of Unvested Stock	1,500,763	808,963	3,003,988	(528,501)	1,742,497
Awards from Prior Years that Remain Unvested
Change in Fair Value of Stock Awards	186,727	171,880	55,912	463,785	(4,804)
from Prior Years that Vested in Covered Year
Compensation Actually Paid	6,247,597	4,999,435	7,992,051	2,095,752	6,747,315

(c)	Peer Group Total Shareholder Return “TSR” reflects the S&P 500 Property & Casualty Insurance Index as reflected in our Annual Report on the Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year ended December 31, 2024. Each year reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount had been invested on December 31, 2019.

(d)	CVPS is the average of growth in adjusted book value per share (ABVPS) and growth in intrinsic value per share, which is the ABVPS including franchise value adjustments to reflect the fair value of certain entities carried at book value. See Annex A for a reconciliation of growth in ABVPS and growth in intrinsic value per share.

Financial Performance Measures

As described in more detail in “Compensation Discussion & Analysis” beginning on page 28, our approach to executive compensation is designed with the primary goal of maximizing shareholder value over long periods of time. We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders while rewarding appropriate risk taking. We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than fixed entitlements (such as base salary, pensions, and employee benefits). Annual growth in CVPS determines the level of payout under our formulaic annual bonus program, and annual growth in CVPS over the three-year performance cycle determines the number of shares earned from each grant of performance shares. The market value of our shares is not included as a direct measure of performance, but it determines the ultimate value of earned performance and restricted share awards. The most important financial measure used by the Company to link compensation actually paid (as defined by SEC rules) to the Company’s NEOs for 2024 to the Company’s performance is growth in CVPS.

Relationship Between Pay and Performance

In 2024, Compensation Actually Paid to the PEO and Average Compensation Actually Paid to the non-PEO NEOs increased compared to 2023. The primary driver was an increase in the fair value of all performance and restricted shares included in the calculation of Compensation Actually Paid to the PEO and Average Compensation Actually Paid to the non-PEO NEOs as the Company’s share price increased by 29.2% during 2024, compared to a 6.4% increase during 2023. Partially mitigating this increase, CVPS grew at a slower pace in 2024 than in 2023 resulting in a slightly lower projected payout percentage on the 2023-2025 performance cycle in 2024. Based on the Company’s performance of 8.3% growth in CVPS in 2024, the PEO and NEOs received bonuses of 47% of target for 2024 compared to 170% of target for 2023. The Company’s net income of $230.4 million in 2024 compared to $509.2 million in 2023 contributed to the decrease in growth in CVPS. The Company’s TSR positively correlated with the level of Compensation Actually Paid as the increase in the Company’s share price primarily accounted for the increase in value in outstanding performance shares and restricted shares.

In 2023, CVPS grew at a slower pace than in 2022 resulting in a decrease in Compensation Actually Paid in 2023 compared to 2022. Based on the Company’s performance of 14.5% growth in CVPS in 2023, the PEO and NEOs received bonuses of 170% of target for 2023. During 2023, the fair value of all performance shares included in the calculation of Compensation Actually Paid to the PEO and Average Compensation Actually Paid to the non-PEO NEOs increased as (1) the level of growth in CVPS resulted in a higher projected payout percentage on the 2021-2023 performance cycle and (2) the Company’s share price increased by 6.4% during 2023. However, both of these factors increased at a lower rate than in 2022. The fair value of all restricted shares outstanding used in the calculation of Compensation Actually Paid to the PEO and Average Compensation Actually Paid to the non-PEO NEOs also increased in 2023 as a direct result of the 6.4% increase in the Company’s share price during the year, which was lower than the 39.5% increase in 2022. The Company’s net income of $509.2 million in 2023 positively correlated with growth in compensation actually paid as net income drove the increase in growth in CVPS. The Company’s TSR also positively correlated with the level of compensation actually paid, though not as much as growth in CVPS, as the increase in share price partially accounted for the increase in value in outstanding performance shares and restricted shares.

In 2022, strong growth in CVPS positively correlated with growth in Compensation Actually Paid for the following reasons. Based on the Company’s performance of 23.9% growth in CVPS in 2022, the PEO and NEOs received bonuses of 200% of target for 2022. During 2022, the fair value of all performance shares included in the calculation of Compensation Actually Paid to the PEO and Average Compensation Actually Paid to the non-PEO NEOs increased significantly as (1) the level of growth in CVPS resulted in higher projected payout percentages on all outstanding performance cycles and (2) the Company’s share price increased by 39.5% during 2022. The fair value of all restricted shares outstanding used in the calculation of Compensation Actually Paid to the PEO and Average Compensation Actually Paid to the non-PEO NEOs also increased in 2022 as a direct result of the 39.5% increase in the Company’s share price during the year. The increase in the Company’s net income also positively correlated with growth in compensation actually paid as net income drove the increase in growth in CVPS. The Company’s TSR also positively correlated with the level of compensation actually paid, though not as much as growth in CVPS, as the increase in share price partially accounted for the increase in value in outstanding performance shares and restricted shares.

In 2021, negative growth in CVPS correlated with a decrease in compensation actually paid. For 2021, the PEO and NEOs received no bonuses and projected payout percentages on outstanding performance shares decreased from the prior year end. The decrease in the Company’s net income also correlated with the decrease in compensation actually paid as the net loss drove the decrease in growth in CVPS. The Company’s TSR of 1.4% somewhat correlated with the lower level of compensation actually paid. The small increase in the value of each restricted share and performance share outstanding was more than offset by the reduction in the projected payout percentages on all outstanding performance share cycles due to the negative growth in CVPS.

In 2020, strong growth in CVPS correlated with growth in compensation actually paid. For 2020, the PEO and NEOs received bonuses of 200% of target and projected payout percentages on outstanding performance share cycles increased during the year. The increase in the Company’s net income also positively correlated with growth in compensation actually paid as net income drove the increase in growth in CVPS. The Company’s TSR was not correlated with the level of compensation actually paid, as the decrease in share price was more than offset by the increase in the projected payout percentages on all outstanding performance share cycles due to the growth in CVPS.

 The following chart provides a graphical representation of the Company's five-year cumulative TSR versus our industry peer group, the S&P 500 Property & Casualty Insurance Index.

Pension Benefits

 The Named Executive Officers did not participate in any defined pension plans sponsored by White Mountains in 2024.

Nonqualified Deferred Compensation

The Named Executive Officers did not participate in any nonqualified deferred compensation plans sponsored by White Mountains in 2024.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

We have no employment agreements with our Named Executive Officers although from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance for a period of up to their first three years with the Company.

Long-Term Incentive Plans

 Under our long-term incentive plans, certain events, such as retirement, death or disability, or the occurrence of both a change in control of the Company (or a business unit, as applicable) and an involuntary or constructive employment termination or materially adverse amendments to such plans, WTM restricted shares become vested and WTM performance shares become payable in full or in part. Below is a description of the payments to which each of our Named Executive Officers would be entitled assuming in each case that such events occurred on December 31, 2024.

Voluntary Termination of Employment

 Had any of our Named Executive Officers voluntarily terminated their employment on December 31, 2024, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the CNG Committee.

Involuntary Termination of Employment

 Had any of our Named Executive Officers been terminated without cause on December 31, 2024, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the CNG Committee.

Retirement

 Had any of our Named Executive Officers retired on December 31, 2024, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the CNG Committee.

Death or Disability

 Had any of our Named Executive Officers employed as of December 31, 2024 died or become disabled on that date, they would have been entitled to pro rata vesting of their WTM performance shares, full vesting of their restricted shares and any payments due under employment contracts. Under this scenario, Messrs. Rountree, Caffrey, Harrison and Seelig, and Ms. Hildreth would have been entitled to receive $26,940,030, $14,280,690, $3,094,747, $12,885,597 and $7,887,043, respectively.

 For purposes of computing the amounts above, the WTM performance shares were valued at the December 31, 2024 common share closing market price ($1,945.06) including dividends since grant. The WTM performance shares would vest pro-rated for time and at 100% of target; provided, that in the case of the 2022-2024 performance cycle, values are shown at actual performance of 200%. Restricted shares were valued at the December 31, 2024 common share closing market price including dividends since grant.

Change in Control

 Had both a change in control of the Company (or a business unit, as applicable) and an involuntary termination, constructive termination or materially adverse amendments to our long-term incentive plans occurred on December 31, 2024 to any of our Named Executive Officers employed as of that date, they would have been entitled to full vesting of their WTM performance shares at up to 200% of target, full vesting of their restricted shares and any payments due under employment contracts. Under this scenario, Messrs. Rountree, Caffrey, Harrison and Seelig and Ms. Hildreth would have been entitled to receive $37,970,370, $21,174,653, $6,338,180, $18,400,767 and $11,390,751, respectively.

 For purposes of computing the amounts above, the WTM performance shares, including the 2022-2024 performance cycle, were shown at 200% of target. The WTM performance shares were valued at the December 31, 2024 common share closing market price ($1,945.06) including dividends since grant. Restricted shares were valued at the December 31, 2024 common share closing market price including dividends since grant.

 Our long-term incentive plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Director Compensation

Our CNG Committee has adopted a compensation program for our non-employee directors that is focused on:

●	attracting and retaining highly-qualified directors with a diversity of skills, backgrounds and experiences

●	appropriately valuing the significant time and travel commitment required for our non-employee directors

●	encouraging directors’ ownership of our common shares to further the alignment of their interests with those of our shareholders

To that end, our non-employee director compensation program in effect for fiscal 2024 included the following elements:

●	an annual cash retainer of $135,000

●	an annual equity retainer of 165 common shares

●	an additional retainer of $100,000 and 65 common shares for our Board Chair

●	an additional cash retainer of $15,000 for each member of the Audit Committee

●	additional annual retainers (in addition to member retainer) of $35,000 and $25,000 for chairs of the Audit Committee and all other committees, respectively

Our non-employee directors are not provided with any benefits other than participating in our employee matching gift program on the same terms as our employees, matching gifts up to $10,000 per participating individual.

As described in the notes to the table below, due to his extensive insurance industry expertise, Mr. Campbell served on the boards of two subsidiaries and affiliates of the Company during 2024. For his service, he received directors fees, which are included under “All Other Compensation.”

The following table summarizes director compensation for 2024 (for directors other than Named Executive Officers):

Director	Fees Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (c) ($)	Total ($)
Reid T. Campbell	168,750	363,011	-	-	-	118,745	650,506
Peter M. Carlson	185,000	283,604	-	-	-	5,000	473,604
Mary C. Choksi	160,000	283,604	-	-	-	10,000	453,604
Margaret Dillon	150,000	283,604	-	-	-	-	433,604
Philip A. Gelston	175,000	283,604	-	-	-	-	458,604
Weston Hicks	250,000	395,326	-	-	-	-	645,326
Suzanne F. Shank	135,000	283,604	-	-	-	-	418,604
David A. Tanner	150,000	283,604	-	-	-	-	433,604
Stephen Yi	135,000	283,604	-	-	-	-	418,604

(a)	Mr. Rountree does not receive any additional compensation for his role as a director. Non-management directors receive an annual cash retainer of $135,000. Additional retainers in the following amounts are provided to those directors serving in the following roles: Chairman of the Board ($100,000), Chairman of the Audit Committee ($35,000), Chairman of any other Board committee ($25,000) and members of the Audit Committee ($15,000). Retainers were all paid in cash. Retainers relate to the period from May 2024 to May 2025, inclusive, and are typically pro-rated for partial year service. Mr. Campbell also received a cash retainer of $33,750 upon his election to the Board in February 2024, representing the pro-rata portion of the annual grant for the service period ending May 2024.

(b)	On May 23, 2024, all non-management directors received an annual grant of 165 common shares. Mr. Hicks received an additional 65 common shares for his role as Chairman of the Board. All common shares issued were valued at $1,718.81 per share, the market price on the date the shares were granted. Mr. Campbell also received a grant of 45 common shares upon his election to the Board on February 22, 2024, representing the pro-rata portion of the annual grant for the service period ending May 2024. These shares were valued at $1,764.61 per share, the market price on the date the shares were granted.

(c)	Amount shown for Mr. Campbell represents $80,000 in fees paid to him for service as a director of Ark, $27,500 in director fees paid to him by BAM prior to July 1, 2024, $2,500 in matching payments from a company-sponsored charitable gift program and $8,745 incremental cost to the Company for the use of corporate aircraft that were not otherwise in use for business. For Company aircraft, the incremental cost is the cost per hour multiplied by the number of hours of use. Amounts shown for Mr. Carlson and Ms. Choksi represent matching payments from a company-sponsored charitable gift program.

CEO PAY RATIO

CEO Pay Ratio

Below is (i) the 2024 annual total compensation of our CEO; (ii) the 2024 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee, and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Annual Total Compensation	$7,422,958
Median Employee Annual Total Compensation	$74,181
CEO to Median Employee Pay Ratio	100:1

Methodology

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology is explained below:

(1)	Determined Employee Population. We determined that there have been no changes in our compensation arrangements or employee population in 2024 that would result in a significant change to the CEO Pay Ratio reported for 2023 or 2022. SEC rules permit the exclusion of employees of a business combination until the first full fiscal year following the acquisition. Therefore, our employee population excludes 170 employees at Bamboo, which we acquired in 2024. Accordingly, SEC rules permit the use of the same median employee identified for 2022 or, under certain circumstances, an employee with substantially similar compensation. We determined our global employee population as of December 31, 2022, including full-time and part-time workers employed by our Company or consolidated subsidiaries, but excluding our CEO.

(2)	Identified the Median Employee. To identify the median employee, we calculated compensation for each employee using (i) annual base salary including estimated overtime pay as of December 31, 2022, (ii) cash incentives earned in 2022, (iii) WTM performance shares and WTM performance units vested on December 31, 2022, and (iv) WTM restricted shares vested on January 1, 2023. Compensation paid in foreign currency was translated to the U.S. dollar equivalent based on foreign exchange rates as of December 31, 2022. The median employee selected in 2022 is no longer employed by the Company. Therefore, we selected as the 2024 median employee another employee from the 2022 identification process with substantially similar compensation.

(3)	Calculated CEO Pay Ratio. We calculated our median employee’s annual total compensation for 2024 in accordance with SEC rules for preparing the Summary Compensation Table. Compensation paid in foreign currency was translated to the U.S. dollar equivalent based on foreign exchange rates as of December 31, 2024. We compared the median employee’s compensation to our CEO’s annual total compensation in the Summary Compensation Table to determine the pay ratio shown above.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Transactions with Related Persons

 The Company’s Audit Committee Charter states that the Audit Committee shall approve any related or affiliated person transactions and review disclosures thereof. In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related persons’ economic interest in the transaction. For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

 During 2024, there were no Transactions with Related Persons that required Audit Committee approval.

INSIDER TRADING POLICY

Insider Trading Policy

The Company has policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers, employees, or the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards applicable to us. A copy of our Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024.

EQUITY COMPENSATION PLAN INFORMATION

 The following table provides information as of December 31, 2024, with respect to the common shares that may be issued under the Company’s existing incentive compensation plans. Performance shares awarded under the WTM Incentive Plan are typically paid in cash, though they may be paid in the Company’s common shares at the election of the Compensation/ Nominating & Governance Committee.

	(1)	(2)	(3)
Plan category	Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at target	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders - WTM Incentive Plan:			38,592 (a)

Performance shares	35,390 (b)	$0

(a)	Represents the amount of WTM shares available for issuance at target under the WTM Incentive Plan as of December 31, 2024. To the extent granted as WTM performance shares, such shares could be earned at 0x to 2x the target number granted and, although typically in cash, may be paid in WTM common shares at the discretion of the Compensation/Nominating & Governance Committee. As of March 31, 2025, 27,917 common shares remained available for issuance.

(b)	Represents the target amount of WTM performance shares outstanding as of December 31, 2024, which includes 13,150 target performance shares for the 2022-2024 performance cycle that were settled in March 2025.

AUDIT COMMITTEE REPORT

 In connection with the audit of the Company’s financial statements for the year ended December 31, 2024, the Audit Committee has: (1) reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2024, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PwC the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and (3) received the written disclosures and the letter from PwC required by the applicable PCAOB rules and discussed with PwC their independence.

 Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2024 and 2023 (as presented herein) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to shareholders at the 2025 Annual Meeting.

 Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting. The Company’s independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”). In addition, PwC is responsible for expressing its opinion on the effectiveness of the Company’s internal control over financial reporting. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC. In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

 The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.whitemountains.com.

Peter M. Carlson, Chair

Margaret Dillon

Philip A. Gelston

Weston M. Hicks

David A. Tanner

PRINCIPAL ACCOUNTANT FEES AND SERVICES

 The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PwC. Annually, the Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of the Company’s financial statements. All other audit, audit-related and non-audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Audit Committee, provided that any such services are authorized by the Company’s General Auditor or his/her designee and that the General Auditor makes a full report of all services pre-approved per the policy at the next regularly scheduled Committee meeting.

 It is the intent of the policy to assure that PwC’s performance of audit, audit-related and non-audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit. All services performed by PwC during 2024 and 2023 were pre-approved in accordance with the policy described above.

 The services performed by PwC in 2024 and 2023 are described below. PwC does not provide any services to the Company that are prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

 The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2024 and 2023:

	2024(e)	2023(e)
Audit Fees (a)	$6,091,739	$5,295,618
Audit-Related Fees (b)	0	1,482,000
Tax Fees (c)	474,815	614,876
All Other Fees (d)	5,320	5,519

(a)	The fees in this category were for professional services rendered in connection with (1) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q, (3) audits of the Company’s subsidiaries, and (4) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as comfort letters and consents.

(b)	The fees in this category were for professional services rendered in connection with accounting and reporting consultations related to certain transactions.

(c)	The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(d)	The fees in this category were for access to PwC’s proprietary technical accounting research and financial statement disclosure software tools.

(e)	The fees reported include expense reimbursements of $349,029 and $251,343 in 2024 and 2023, respectively.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, in this Proposal 2 we are asking you to provide approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in the section of this proxy statement titled “Executive Compensation.” You are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement dated April 2, 2025, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors believes that the compensation policies and practices described in the Compensation Discussion & Analysis are effective in achieving the Company’s primary goal of creating superior growth in our values per share over long periods of time, as well as motivating and retaining our key executives. The compensation of our Named Executive Officers is heavily weighted toward variable long-term compensation, the value of which is tied to performance over a number of years.

We urge you to read the Compensation Discussion & Analysis, beginning on page 30 of this proxy statement, as well as the 2024 summary compensation table and related compensation tables and narrative, beginning on page 44, which provide detailed information on the Company’s compensation policies and practices and the compensation of our Named Executive Officers.

Although the vote is non-binding, the Board of Directors and the Compensation/Nominating & Governance Committee will review and consider the voting results when evaluating our executive compensation program.

The Board recommends a vote FOR Proposal 2 which calls for the approval of the advisory resolution on executive compensation.

PROPOSAL 3

APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2019
LONG-TERM INCENTIVE PLAN

The Company previously adopted the White Mountains 2019 Long-Term Incentive Plan (the “Plan”), which was approved by our Members on May 23, 2019. On February 27, 2025, based upon the recommendation of the CNG Committee, our Board of Directors (“Board”) approved an amendment to the Plan (the “Plan Amendment”), subject to Member approval at the 2025 Annual General Meeting. The proposed Plan Amendment would make a total of 90,000 common shares (“Shares”) available for future grants. No other provisions of the Plan would be modified, amended or otherwise changed by the Plan Amendment. Accordingly, our Board is seeking Member approval of the Plan Amendment.

The text of the Plan Amendment appears at the end of this Proxy Statement as Appendix A. The following description of the Plan, as amended, is a summary only and should be read in conjunction with the full text of the Plan, a copy of which is attached as Appendix B.

Our Board recommends that Members vote FOR approval of the Plan Amendment.

Importance of Long-Term Incentive Compensation

The Plan was established to advance the interests of the Company and our Members by providing the ability to grant long-term equity-based incentive awards to our key employees, consultants and directors. Equity-based incentive awards are an essential component of our long-term compensation program and enable us to create substantial incentives for our key employees, consultants and directors to achieve our long-term goals and to provide competitive compensation to help in recruitment and retention. The Company believes that its long-term compensation program should continue to be based on “pay for performance” and further believes that our management should act as if they were owners. The Plan Amendment will allow us to continue to provide opportunities for eligible individuals to obtain a proprietary interest in the Company and incentives to contribute to our long-term value creation.

Requested Share Reserve

The Plan Amendment would create a new reserve of 90,000 Shares available for future grants (the “New Reserve”). The New Reserve would replace the existing Share reserve under the Plan (the “Old Reserve”) in its entirety. The New Reserve would be reduced by one Share for every one Share subject to an award granted under the Plan after March 28, 2025 and prior to the date the Plan Amendment is approved. Any awards granted after the adoption of the Plan Amendment would be subject to the limits of the New Reserve, and no unused portion of the Old Reserve would be used for future grants. No other provisions of the Plan would be modified, amended or otherwise changed by the Plan Amendment.

Failure of our Members to approve the Plan Amendment would mean that we have a limited number of Shares that we can grant through long-term incentive awards to our key employees, consultants and directors. Under the Old Reserve, as of March 28, 2025, there were approximately 65,770 Shares subject to outstanding equity awards under the Plan (“Prior Awards”), taking into account performance shares based on target performance (which could be up to 98,655 Shares if performance shares were included based on maximum performance), and approximately 27,917 Shares available at target for future grants under the Plan (which could be up to 55,834 Shares assuming maximum performance of performance shares).

Dilution Calculation

The table below sets forth our potential dilution (or overhang) levels based on the number of Shares outstanding and the requested new authorization of 90,000 Shares to be available for future grants under the Plan. Although the use of equity is an important part of our compensation program, we are mindful of our responsibility to our Members in granting equity awards. Our Board believes that the Shares requested for purposes of the Plan Amendment represent a reasonable amount of potential equity dilution, which is consistent with the current level of dilution under the Plan and would allow us to continue awarding long-term incentives, an important component of our overall compensation program. The Share information listed in the table below is as of March 28, 2025, assuming our Members approve the Plan Amendment.

Dilution Calculation

Share Allocation and Potential Dilution
Shares Requested for the New Reserve (1)	90,000
Available Shares from the Old Reserve (2)	0

Shares Subject to Currently Outstanding Awards
Options and Other Appreciation Awards	0
Full-Value Awards (3)	65,770

Total Potential Equity Awards	155,770

Shares Currently Outstanding	2,573,726

Potential Dilution as a Percentage of Shares Outstanding	6.05%
Potential Dilution on a Fully Diluted Basis	5.71%

(1)	To the extent any awards are granted under the Plan after March 28, 2025 and prior to the date the Plan Amendment is approved, the New Reserve would be reduced by one Share for every one Share subject to such award.

(2)	As discussed above, the New Reserve would replace the Old Reserve in its entirety, and no unused portion of the Old Reserve would be used for future grants. As of March 28, 2025, the Old Reserve consisted of approximately 27,917 Shares available at target for future grants under the Plan.

(3)	Represents the total number of service-based restricted shares outstanding as of March 28, 2025 (32,885), plus the total number of performance shares outstanding, assuming target performance (32,885). While performance shares may be settled in cash or Shares by their terms, performance shares have been historically settled in cash. The actual potential dilution of the Plan would be lower if performance shares settled in cash were excluded from the calculations.

Burn Rate Calculation

The following table sets forth information regarding the “burn rate” for each of the last three fiscal years and the average burn rate over such period.

Burn Rate

	Fiscal Year Ended December 31			Three-Year Average
	2024	2023	2022
Restricted Shares Granted (1)	11,405	10,895	13,225	11,842
Performance Shares Vested and Paid in Cash	13,375	13,350	13,875	13,533
Performance Shares Vested and Paid in Shares	100	0	750	283
Options and Other Appreciation Awards Granted	0	0	0	0
Total Average Shares Outstanding (2)	2,532,200	2,527,300	2,826,200	2,628,567
Burn Rate (3)	0.45%	0.43%	0.49%	0.46%

(1)	Represents, with respect to each fiscal year listed above, the number of service-based restricted shares granted in such fiscal year, as reported in the Company’s annual reports on Form 10-K.

(2)	Represents, with respect to each fiscal year listed above, the total average Shares outstanding during the fiscal year, minus the number of average unvested restricted common shares, as reported in the Company’s annual reports on Form 10-K.

(3)	Represents the quotient of (x) the sum of (i) the number of service-based restricted shares granted in such fiscal year plus (ii) the number of performance shares paid in shares in such fiscal year and (y) the total average number of Shares outstanding during such year. Performance shares paid in cash were not included in the burn rate calculations. In 2023, all performance shares were paid in cash. In 2024 and 2022, a small number of performance shares were paid in shares, and the remainder were paid in cash.

Based on the burn rates set forth in the table above, the Company’s average burn rate for the 2022-2024 fiscal years was 0.46%.

Summary of the Plan, as Amended

The following description of the Plan summarizes the material provisions of the Plan, assuming our Members approve the Plan Amendment.

Awards

The Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other incentive awards, including cash-settled awards.

Administration

The CNG Committee administers the Plan and has the authority, among other things, to select employees, directors and consultants to receive awards under the Plan; determine the type, size and terms of awards granted under the Plan; interpret the Plan and related awards; establish, amend and rescind rules and regulations relating to the Plan; and make any other determinations that it believes necessary or advisable for the administration of the Plan. The Board, acting by a majority of its Members in office, conducts the general administration of the Plan with respect to awards granted to non-employee directors.

Shares Available for Awards

The New Reserve would make a total of 90,000 Shares authorized for issuance and available for future grants under the Plan. The New Reserve would replace the Old Reserve in its entirety, and no unused portion of the Old Reserve would be used for future grants. The New Reserve would be reduced by one Share for every one Share subject to an award granted under the Plan after March 28, 2025 and prior to the date the Plan Amendment is approved.

Under the Plan, no more than 90,000 Shares would be available to be issued pursuant to incentive stock options. Prior Awards would remain subject to the terms and conditions of the Plan. If any Prior Awards terminate, expire or lapse after our Members approve the Plan Amendment, then any Shares subject to the Prior Awards would not again be made available for future grants under the Plan. The CNG Committee currently expects to issue a combination of restricted shares and performance shares from the New Reserve.

The following counting provisions would be in effect for the New Reserve:

(i)	to the extent that an award granted after the adoption of the Plan Amendment (including an award granted under the Plan after March 28, 2025 and prior to the date the Plan Amendment is approved) terminates, expires or lapses for any reason without the delivery of Shares, any Shares subject to the award at such time would be available for future grants;

(ii)	to the extent Shares are tendered to, or withheld by, the Company to satisfy the grant or exercise price or tax withholding obligations pursuant to any award, such Shares would not become available again for future issuance;

(iii)	to the extent that Shares are repurchased by the Company prior to vesting at par value in order to effectuate a forfeiture or for no consideration, such Shares would be available for future grants;

(iv)	neither awards (or portions thereof) settled in cash, nor the payment of dividends or dividend equivalents in cash in conjunction with any outstanding awards, would be counted against the Shares available for issuance; and

(v)	to the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity previously granted by a company or other entity in connection with a corporate transaction would not be counted against the Shares available for issuance.

No individual participant would be granted awards under the Plan that could result in such participant receiving in any single calendar year:

(i)	stock options relating to more than 50,000 Shares;

(ii)	stock appreciation rights relating to more than 50,000 Shares;

(iii)	restricted stock and restricted stock units, combined, relating to more than 25,000 Shares (or, with respect to any restricted stock unit award denominated in cash, $25,000,000);

(iv)	performance shares relating to more than 25,000 Shares; or

(v)	performance units relating to more than $25,000,000.

Minimum Vesting Requirement

All awards granted under the Plan (excluding awards granted to non-employee directors) would be subject to a one-year minimum vesting period, subject to an exception for up to 5% of all Shares available under the Plan.

Eligibility

The CNG Committee would be authorized to select which eligible individuals would be granted awards under the Plan. Any employee, director or consultant of the Company or any of its subsidiaries would be eligible to receive an award under the Plan. As of December 31, 2024, there were approximately 893 employees, 10 directors and 0 consultants who would be eligible to participate in the Plan.

Types of Awards

Options and Stock Appreciation Rights. Options granted under the Plan may be nonqualified stock options or incentive stock options. The exercise price of each Share covered by an option may not be less than the fair market value of a Share as of the date the option is granted (or, if greater, the par value of a Share). However, the exercise price of each Share of an incentive stock option granted to certain employees with large shareholdings in the Company (“ten-percent employees”) cannot be less than 110% of the fair market value of a Share on the date the option is granted. Each option would become vested and exercisable at such times and subject to such terms and conditions as specified in the participant’s award agreement. Except in the event of a participant’s death or disability, each option would expire immediately, without any payment, upon the earlier of (i) the tenth anniversary of the option’s grant date (or five years, in the case of an incentive stock option granted to a ten-percent employee) and (ii) three months after the participant’s termination of employment. Upon exercise, the participant would be required to pay the exercise price plus any applicable taxes in full. Such payment may be made in cash or check, by exchanging Shares owned by the participant or by any other method approved by the CNG Committee, including by any combination of these methods.

Stock appreciation rights give the participant the right to receive a payment in an amount equal to the excess, if any, of the fair market value of a Share at exercise over a fixed price set at the date of grant (which shall not be less than the fair market value of a Share on the date of grant). Stock appreciation rights may be settled in cash, Shares or a combination of cash and Shares. Stock appreciation rights would have substantially the same limitations on exercise as apply to options under the Plan.

No fractional Shares may be delivered upon a participant’s exercise of an option or a stock appreciation right, but in lieu thereof, the Company may provide a cash settlement.

Restricted Stock. Restricted stock awards are Shares that may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during a period designated by the CNG Committee (the “restricted period”). Restricted stock awards may be subject to service-based and/or performance-based vesting requirements during the applicable restricted period. If, before the end of the applicable restricted period, a participant’s employment with the Company and its subsidiaries terminates for a reason other than death or disability, the Shares would generally be required to be automatically repurchased by the Company in exchange for their aggregate par value in order to effectuate a forfeiture in a manner intended to comply with the Companies Act of 1981 of Bermuda. Participants holding restricted stock generally have rights as a holder of Shares; however, under the Plan, any dividends payable on such Shares would be accumulated and become payable at the same time as the underlying restricted stock vests (and would be subject to forfeiture if the underlying restricted stock is forfeited).

Restricted Stock Units. A restricted stock unit award represents an unfunded and unsecured promise to deliver value based on our Shares. A restricted stock unit award may be subject to service-based and/or performance-based vesting requirements during the applicable restricted period, as may be provided in the applicable award agreement. If, before the end of the applicable restricted period, a participant’s employment with the Company and its subsidiaries terminates for a reason other than death or disability, the participant’s unvested restricted stock units would generally be forfeited. Unless otherwise set forth in an award agreement, upon the expiration of the restricted period or attainment of any other vesting criteria established by the CNG Committee, the participant would be entitled to one Share (or an equivalent value in cash, or a combination of Shares and cash, as applicable) for each such outstanding restricted stock unit that has not then been forfeited. The applicable award agreement may provide that a participant holding outstanding restricted stock units will be entitled to be credited with dividend equivalent payments upon the payment of dividends on Shares. Any such accumulated dividend equivalents would be payable at the same time as the underlying restricted stock units are settled (and would be subject to forfeiture if the underlying restricted stock units are forfeited).

Performance Shares and Performance Units. Performance shares are phantom awards denominated in shares at grant, and performance units are phantom awards denominated in cash at grant. Performance shares and performance units would become payable if and to the extent the performance goals established by the CNG Committee at the time of grant are satisfied over a specified performance period and the participant satisfies continued employment requirements. Based on the level of performance against established goals, the number of performance shares or performance units earned would range from 0% to 200% of the number of target shares or units originally granted. However, in determining the actual value of an individual award subject to performance criteria, the CNG Committee would be authorized, in its sole and absolute discretion, to reduce or eliminate the actual value, even if applicable performance objectives have been attained.

Performance shares and performance units may be paid in Shares, cash or a combination of Shares and cash, as determined by the CNG Committee. To the extent paid in cash, the value earned by a participant pursuant to an award of performance shares would generally equal the number of performance shares earned, multiplied by the fair market value of a Share on or about the date the award value is determined by the CNG Committee. To the extent earned in cash, the value earned by a participant pursuant to an award of performance units would generally equal the number of performance units earned, multiplied by the unit value specified by the CNG Committee for such award (typically $100 or a multiple thereof) as may be increased by any growth factor specified by the CNG Committee.

Awards of performance shares and performance units would generally be forfeited if a participant terminates employment with the Company and its subsidiaries prior to the end of the performance period for any reason other than death or disability.

Other Incentive Awards. Under the Plan, the CNG Committee may issue other incentive awards in such amounts and subject to such terms and conditions as the CNG Committee may determine. Such awards may include unrestricted shares, rights to receive future grants of awards at a future date, awards denominated in Shares, cash payments based in whole or in part on the value or future value of Shares or other cash incentive awards.

Change in Control

In the event of certain terminations of a participant’s employment with the Company or certain adverse changes to the Plan (defined as “trigger events” in the Plan), in each case, within 24 months following a “change in control” of the Company (described below):

(i)	stock options and stock appreciation rights held by the participant would immediately vest and become exercisable;

(ii)	awards of restricted stock held by the participant would immediately vest and become unrestricted (i.e., the Company’s repurchase rights would lapse); and

(iii)	the participant would become entitled to a payment with respect to performance share awards and performance unit awards granted prior to the change in control, described below.

For performance shares and performance unit awards, the payment that would become due upon a trigger event following a change in control would be determined as follows:

(i)	If the trigger event occurs after the applicable performance period, then the participant would receive the following amount, to the extent unpaid:

(a)	the target number of performance shares or units; multiplied by

(b)	the deemed performance percentage of 200% (maximum) or a lesser percentage determined by the CNG Committee prior to the change in control, which may not be less than the performance percentage actually achieved through closing (referred to as the “floor percentage”); multiplied by

(c)	the greater of the value of the Share or unit immediately prior to the change in control and the value of the Share or unit on the date of the trigger event.

(ii)	If the trigger event occurs during the applicable performance period, then the participant would receive the sum of the following two amounts:

(a)	the “earned prorated amount”, which is calculated using the same formula described above, except prorated for the number of months actually worked through the trigger event; and

(b)	the “remaining prorated amount”, which is calculated based on the same formula as described above for the earned prorated amount, except that (i) one minus the prorated fraction is used and (ii) the performance percentage used is the greater of (x) 200% or such lesser floor percentage (as determined by the CNG Committee) and (y) the actual performance percentage at the time of the trigger event.

Under the Plan, a change in control is generally defined as:

(i)	the acquisition by any person or group of 35% or more of the Company’s outstanding Shares;

(ii)	a majority of directors are replaced by directors not approved by the Board;

(iii)	the sale or transfer of the business for which the participant’s services are principally performed; or

(iv)	the sale or transfer of all or substantially all of the business-related assets of the Company.

Certain Transactions

In the event of any change in the outstanding Shares by reason of any stock split, recapitalization, merger, consolidation, reorganization, combination or exchange of Shares, dividend (cash, stock, extraordinary or otherwise) or other similar event (including any transaction constituting a change in control), the CNG Committee would be authorized to:

(i)	make equitable adjustments in the terms and conditions of outstanding awards granted under the Plan, including to the number and kind of Shares that may be issued under the Plan or any award, any exercise price, the target number of performance shares or units, or any performance measure;

(ii)	provide for a cash payment in consideration for the cancelation of a stock option or stock appreciation right in an amount equal to the excess, if any, of the fair market value of the Shares subject to such stock option or stock appreciation right over the aggregate exercise price of such stock option or stock appreciation right;

(iii)	cancel and terminate any out-of-the-money stock option or stock appreciation right without any payment or consideration;

(iv)	provide for the replacement of such award with other rights, cash or property selected by the CNG Committee in its sole discretion;

(v)	provide that such award be assumed by a successor or survivor corporation, or be substituted by similar awards covering the stock of the successor or survivor corporation, with appropriate adjustments as to the number and kind of shares or other property and prices; or

(vi)	provide that such award shall be exercisable, payable or fully vested.

Clawback and Recovery Policies

Under the Plan, each award would be subject to the Company’s clawback and recovery policies, as may be in effect from time to time. The Company’s current clawback policy provides that if the Company is required to restate any financial statements included in a filing with the Commission as a result of an employee’s misconduct, the Board may, without prejudice to any other remedies available to the Company, seek reimbursement of any award received by such person that relates in whole or in part to any period for which such financial statements were restated. If the misconduct was fraud, then in addition to other actions, the Board mandatorily will seek such reimbursement. The Company’s current recovery policy is applicable to performance-based compensation for the Company’s current and former executive officers and complies with NYSE rules. The recovery policy requires the recovery of performance-based compensation in the case of an accounting restatement, without regard to fault. Awards would also be subject to clawback, forfeiture or similar requirements under applicable law, rule or regulation.

No Repricing without Member Approval

Stock options and stock appreciation rights may not be repriced without first obtaining Member approval.

Amendment

The CNG Committee may amend the Plan at any time but must first obtain Member approval to increase the number of Shares available (other than in connection with certain corporate events, as described above) or to change the class of persons eligible to participate. Any amendment of the Plan or any amendment, suspension or termination of any award that would materially and adversely affect the rights of any participant would require that participant’s consent in order to take effect, subject to limited exceptions.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. Federal income tax consequences of the grant, exercise and vesting of awards under the Plan and the disposition of Shares acquired pursuant to the exercise or settlement of such awards, and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. Moreover, the U.S. Federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options

Nonqualified Stock Options. No income will be realized by a participant upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised Shares over the exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. The Company will be able to deduct this same amount for U.S. Federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) for compensation paid to certain executives designated in those Sections. In the event of a sale of Shares received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Shares is more than one year.

Incentive Stock Options. The Code requires that, for treatment of an option as an incentive stock option, Shares acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option or (ii) one year from the date of exercise. Participants who hold incentive stock options will generally incur no U.S. Federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference”, which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the participant does not dispose of the Shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the Shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to the Company for U.S. Federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the participant disposes of Shares acquired through the exercise of an incentive stock option, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the Share on the date of exercise or the amount realized on the subsequent disposition of the Shares, and that amount will generally be deductible by the Company for U.S. Federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) for compensation paid to executives designated in those Sections. Finally, if an award designated as an incentive stock option at grant becomes first exercisable in any one year for Shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess Shares will be treated as a nonqualified stock option for U.S. Federal income tax purposes (unless the participant defers to a succeeding year the date on which some or all of the incentive stock options would first become exercisable).

Restricted Stock

A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the Shares on that date over the amount the participant paid for such Shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant would have taxable compensation at the time of grant equal to the difference between the fair market value of the Shares on the date of grant over the amount the participant paid for such Shares, if any. If the election is made, the participant will not be allowed a deduction for the value of any Shares which may be subsequently forfeited. The Company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. Federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) for compensation paid to certain executives designated in those Sections.

Restricted Stock Units, Performance Units and Performance Shares

A participant will not be subject to tax upon the grant of a restricted stock unit, performance unit or performance share award. Rather, upon the delivery of Shares or cash pursuant to such award, the participant will have taxable compensation equal to the fair market value of the number of Shares (or the amount of cash) the participant actually receives with respect to such award. The Company will be able to deduct the amount of taxable compensation to the participant for U.S. Federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) for compensation paid to certain executives designated in those Sections.

Cash Bonus and Stock Bonus Awards, Generally

For cash awards, a participant will have taxable compensation equal to the amount of cash the participant actually receives with respect to a cash incentive award. For stock bonus awards, a participant will have taxable compensation equal to the difference between the fair market value of the Shares on the date the award is granted over the amount the participant paid for such Shares, if any. The Company will be able to deduct the amount of taxable compensation to the participant for U.S. Federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m)

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. Federal income tax purposes for compensation paid to any covered employee in excess of $1,000,000 per year. Under Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, the term “covered employee” means the chief executive officer, chief financial officer and each named executive officer whose compensation is required to be reported by reason of being among the three highest compensated officers for the relevant fiscal year. The Company expects that compensation over $1,000,000 per year paid to any named executive officer will be nondeductible under Section 162(m) of the Code. In any event, the CNG Committee retains authority to make payments or grant awards under the Plan that are not fully deductible if, in its sole discretion, such payments are necessary to achieve our compensation objectives and to protect Member interests.

Sections 409A and 457A

Sections 409A and 457A of the Code impose certain rules on nonqualified deferred compensation arrangements. Some awards that may be granted under the Plan may constitute deferred compensation subject to Section 409A or 457A of the Code. Failure to satisfy the rules required by Section 409A or 457A of the Code, as applicable, could result in accelerated taxation, an additional tax to the holder of 20% of the deferred amount and possible interest charges.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

A new plan benefits table for the Plan and the benefits or amounts that would have been received by or allocated to certain participants for the last completed fiscal year under the Plan if the Plan Amendment were then in effect, as described in the Commission’s proxy rules, is not provided because all awards made under the Plan will be made at the Board’s or CNG Committee’s discretion, as applicable. Therefore, the benefits and amounts that would be received or allocated under the Plan are not determinable at this time. For information regarding equity awards granted to our named executive officers during 2024, please refer to the section entitled “Executive Compensation—Summary Compensation Table”. Equity awards granted to our non-employee directors during 2024 are described under “Director Compensation”. For information regarding equity compensation plans approved and not approved by Members, please refer to the section entitled “Equity Compensation Plan Information”. As of the close of trading on March 28, 2025, the market value of one Share was $1,902.57.

Vote Required

Under the NYSE rules, approval of the Plan Amendment requires the affirmative vote of a majority of votes cast on the proposal. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on this proposal.

The Board recommends a vote FOR Proposal 3 which calls for the approval of the Plan Amendment.

PROPOSAL 4

APPROVAL OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025

Subject to shareholder approval, the Audit Committee of the Board has appointed PwC as the Company’s independent registered public accounting firm for 2025. Further, shareholders are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PwC in connection with its service. Representatives from PwC will attend the 2025 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

The Board recommends a vote FOR Proposal 4 approving the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2025.

OTHER MATTERS

Manner of Voting Proxies

Common shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted in accordance with the Board’s recommendation for each of the proposals named earlier in this Proxy Statement.

In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2025 Annual Meeting.

Votes Required for Approval

With respect to the election of directors, the nominees will be elected if the number of votes cast “for” such nominee exceeds the number of votes cast “against” that nominee. If an incumbent director in an uncontested election receives less than a simple majority of votes cast “for” that director, the director is required to submit a letter of resignation to the Board of Directors, which the Board may either accept or reject in accordance with the Company’s Bye-laws. The majority vote standard is not applicable to contested director elections, which are determined by a plurality of the votes cast. A plurality of votes cast means that the nominee receiving the highest number of affirmative votes is elected, irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted. The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2025 Annual General Meeting, in person or by proxy, provided a quorum is present.

Broker discretionary voting is permitted only for the proposed ratification of the appointment of the Company’s independent registered public accounting firm. Broker non-votes and abstentions will not be counted as votes cast for or against any of the items presented.

Inspectors of Election

Computershare Trust Company, N.A., 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310, has been appointed as Inspectors of Election for the 2025 Annual Meeting. Representatives of Computershare will attend the Annual Meeting and receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Shareholders Sharing an Address

SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as house-holding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. Those shareholders who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under “Available Information” below.

Available Information

The Company is subject to the informational reporting requirements of the Exchange Act. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. These documents are available at www.sec.gov and www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC. In addition, the Company’s code of business conduct and ethics as well as the various charters governing the actions of certain of the Company’s Committees of its Board of Directors, including its Audit Committee and Compensation/Nominating & Governance Committee, are available at www.whitemountains.com.

The Company will provide to any shareholder, upon request and without charge, copies of these documents (excluding any applicable exhibits unless specifically requested). Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., 26 Reid Street, Hamilton HM 11, Bermuda, telephone number (441) 278-3160.

Non-GAAP Measures

Information regarding the calculation of non-GAAP financial measures contained in this proxy statement can be found in Annex A: Reconciliation of Non-GAAP Measures.

Availability of Proxy Materials

Proxy materials for the 2025 Annual General Meeting, including the Chief Executive Officer’s Letter, Notice of 2025 Annual General Meeting of Members and Proxy Statement and the 2024 Management Report are available online for viewing and downloading at: www.edocumentview.com/wtm.

Offices of the Company

The Company’s headquarters is located at A.S. Cooper Building, 26 Reid Street, Hamilton HM 11, Bermuda, its principal executive office is located at 23 South Main Street, Suite 3B, Hanover, New Hampshire 03755, and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Proposals by Shareholders for the 2026 Annual Meeting of Members

Shareholder proposals (other than proposals nominating director candidates for which the procedures are outlined on page 22) must be received in writing by the Secretary of the Company no later than Thursday, December 3, 2025 and must comply with the requirements of SEC Rule 14a-8 promulgated under the Securities Exchange Act in order to be considered for inclusion in the Company’s proxy statement relating to the Annual Meeting to be held in 2026.

By Order of the Board of Directors,

Jennifer L. Moyer,

Corporate Secretary

Appendix A

AMENDMENT TO THE
2019 WHITE MOUNTAINS
LONG-TERM INCENTIVE PLAN

WHEREAS, White Mountains Insurance Group, Ltd. (the “Company”) currently maintains and sponsors the White Mountains Long-Term Incentive Plan, as amended and restated on May 23, 2019 (the “Plan”);

WHEREAS, the Compensation/Nominating & Governance Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has recommended that the Plan be amended to increase the aggregate number of common shares (“Shares”) for which awards may be issued under the Plan, subject to approval by holders of the Company’s Shares (“Members”); and

WHEREAS, based upon the recommendation of the Committee, the Board has determined it to be in its best interests to amend the Plan as set forth herein (this “Amendment”).

NOW, THEREFORE, effective upon approval by Members at the 2025 Annual General Meeting of Members, the Plan shall be, and hereby is, amended as follows:

1.	Section 4(c)(i) of the Plan shall be, and hereby is, amended and restated as follows:

“(i) A maximum of 90,000 Shares (subject to adjustment as provided in Section 16) may be issued in respect of Awards granted under the Plan from and after May 22, 2025 (such total number of Shares, the “Plan Limit”), less one Share for every one Share subject to an Award granted after March 28, 2025 and prior to May 22, 2025. No Shares authorized under the Plan prior to May 22, 2025 shall be available for issuance in respect of Awards granted from and after May 22, 2025, and no Shares in respect of Awards granted prior to March 28, 2025 that terminate, expire or lapse shall be added to the Plan Limit. Out of the Plan Limit, up to 90,000 Shares may be delivered pursuant to Incentive Stock Options granted under the Plan. For purposes of the foregoing, the exercise of a Stock Appreciation Right shall constitute the issuance of Shares equal to the Shares subject to the Stock Appreciation Right. The Committee may adopt reasonable procedures to ensure appropriate counting against the Plan Limit. Shares will count against the Plan Limit upon delivery (or later vesting), and the Committee may determine that Awards may be outstanding that relate to more Shares than the aggregate remaining available under the Plan Limit, so long as Awards will not result in delivery and vesting of Shares in excess of the number then available under the Plan. For the avoidance of doubt, neither any Award (or portion thereof) that is settled in cash, nor any Dividend Payment (as defined in Section 4(h) hereof) made in conjunction with any Award that is settled in cash, shall count against the Plan Limit.”

2.	Section 4(c)(ii) of the Plan shall be, and hereby is, amended and restated as follows:

“(ii) To the extent that an Award granted on or after March 28, 2025 terminates, expires or lapses for any reason without the delivery of Shares to a participant, then any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall not be added back to the Plan Limit. Any Shares required to be repurchased by the Company (in order to effectuate forfeiture by way of the Repurchase Right, as defined in Section 6(a)(ii) hereof) prior to vesting at par value or for no consideration will again be available for Awards; provided, that in no event shall Shares repurchased by the Company using Stock Option exercise proceeds be added to the Plan Limit. Notwithstanding the provisions of this Section 4(c)(ii) hereof, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.”

3.	Except as provided above, all of the terms and conditions of the Plan shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment to the 2019 White Mountains Long-Term Incentive Plan as of February 27, 2025.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:
Name:	Robert L. Seelig
Title:	Executive Vice President & General Counsel

Appendix B

WHITE MOUNTAINS LONG-TERM INCENTIVE PLAN
(as amended and restated May 22, 2025)

1.	PURPOSE

The purpose of the White Mountains Long-Term Incentive Plan (the “Plan”) is to advance the interests of White Mountains Insurance Group, Ltd. (the “Company”) and its stockholders by granting long-term incentive awards under the Plan to certain executives, consultants and directors of the Company and of its subsidiaries (“Awards”).

2.	ADMINISTRATION

The Plan shall be administered by the Compensation/Nominating & Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company; provided that each member of the Committee qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event that any member of the Committee does not so qualify, the Plan shall be administered by a sub-committee of at least two Committee members who do so qualify. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify to the greatest extent permitted by applicable law, rules and regulations. Notwithstanding the foregoing, the Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to any member of the Board (as constituted from time to time) who is not an officer or other employee of the Company or any of their respective direct or indirect subsidiaries (a “Non-Employee Director”). References to the Committee hereunder shall be deemed to refer to the Board with respect to the Board’s administration of Awards (as defined below) granted to Non-Employee Directors.

The Committee shall have authority to select the employees, directors and consultants to be granted Awards, to determine the type, size and terms of the Awards, including without limitation, vesting criteria, methods of exercise, methods and form of settlement and any other terms and conditions, and to prescribe the form of the instruments embodying Awards. The Committee may specify the terms and conditions applicable to such Awards in an Award Agreement. The Committee shall be authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan (including determinations relating to the satisfaction of the terms and conditions of Awards). The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. In connection with any Award, the Committee in its sole discretion may provide for vesting provisions that are different from the default vesting provisions that are contained in the Plan (except with respect to the Minimum Vesting Period, as defined under Section 4(g) hereof, to the extent applicable), and such alternative provisions shall not be deemed to conflict with the Plan.

The Committee may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. The Committee, in its discretion and subject in all instances to applicable law, may delegate to one or more directors or officers of the Company all or part of the Committee’s authority and duties with respect to administering the Plan and granting Awards; provided, however, that in no event shall an officer be delegated the authority to grant Awards to, or amend Awards held by, (i) individuals who are subject to Section 16 of the Exchange Act or (ii) directors or officers of the Company to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee.

No member of the Company shall be liable for anything done or omitted to be done by him or by any other member of the Committee in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

3.	SUBSIDIARIES

As used herein, “subsidiary” shall mean a “subsidiary corporation” as defined in Section 424(f) of the Code.

4.	AWARDS

(a)	Eligible Participants. Any employee, director or consultant of the Company or any of its subsidiaries is eligible to receive a grant of an Award hereunder. The Committee shall select which eligible employees, directors or consultants shall be granted Awards hereunder. No employee, director or consultant shall have a right to receive an Award hereunder and the grant of an Award to an employee, director or consultant shall not obligate the Committee to continue to grant Awards to such employee, director or consultant in subsequent periods.

(b)	Type of Awards. Awards shall be limited to the following types: (i) “Stock Options (including ‘Incentive Stock Options’)”, (ii) “Stock Appreciation Rights”, (iii) “Restricted Stock”, (iv) “Restricted Stock Units”, (v) “Performance Shares”, (vi) “Performance Units” (each as defined below) and (vii) “Other Incentive Awards”. The terms “Stock” and “Shares” used in the above Award types refer to actual or phantom Common Shares of the Company (“Shares”), as the context requires.

(c)	Maximum Number of Shares That May Be Issued.

(i)	A maximum of 90,000 Shares (subject to adjustment as provided in Section 16) may be issued in respect of Awards granted under the Plan from and after May 22, 2025 (such total number of Shares, the “Plan Limit”), less one Share for every one Share subject to an Award granted after March 28, 2025 and prior to May 22, 2025. No Shares authorized under the Plan prior to May 22, 2025 shall be available for issuance in respect of Awards granted from and after May 22, 2025, and no Shares in respect of Awards granted prior to March 28, 2025 that terminate, expire or lapse shall be added to the Plan Limit. Out of the Plan Limit, up to 90,000 Shares may be delivered pursuant to Incentive Stock Options granted under the Plan. For purposes of the foregoing, the exercise of a Stock Appreciation Right shall constitute the issuance of Shares equal to the Shares subject to the Stock Appreciation Right. The Committee may adopt reasonable procedures to ensure appropriate counting against the Plan Limit. Shares will count against the Plan Limit upon delivery (or later vesting), and the Committee may determine that Awards may be outstanding that relate to more Shares than the aggregate remaining available under the Plan Limit, so long as Awards will not result in delivery and vesting of Shares in excess of the number then available under the Plan. For the avoidance of doubt, neither any Award (or portion thereof) that is settled in cash, nor any Dividend Payment (as defined in Section 4(h) hereof) made in conjunction with any Award that is settled in cash, shall count against the Plan Limit.

(ii)	To the extent that an Award granted on or after March 28, 2025 terminates, expires or lapses for any reason without the delivery of Shares to a participant, then any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall not be added back to the Plan Limit. Any Shares required to be repurchased by the Company (in order to effectuate forfeiture by way of the Repurchase Right, as defined in Section 6(a)(ii) hereof) prior to vesting at par value or for no consideration will again be available for Awards; provided, that in no event shall Shares repurchased by the Company using Stock Option exercise proceeds be added to the Plan Limit. Notwithstanding the provisions of this Section 4(c)(ii) hereof, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(iii)	Awards may be granted hereunder upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock (“Substitute Award”), it being understood that “Substitute Award” as used hereunder shall not include any Award granted in connection with the cancellation and repricing of a Stock Option or Stock Appreciation Right. To the extent permitted by applicable law or any exchange rule, Shares issued pursuant to any Substitute Award shall not be counted against the Plan Limit; provided, however, that Substitute Awards issued or intended as Incentive Stock Options shall be counted against the aggregate number of Incentive Stock Options available under the Plan.

(iv)	Shares delivered by the Company in settlement of Awards may be authorized and unissued, purchased on the open market or by private purchase or any combination of the foregoing.

(d)	Rights With Respect to Shares.

(i)	A participant to whom Restricted Stock has been issued shall have prior to the expiration of the Restricted Period (as defined below) or the earlier repurchase of such Shares as herein provided, ownership of such Shares, including the right to vote the same and to receive dividends thereon, subject, however, to the options, restrictions and limitations imposed thereon pursuant hereto. The Company, in its discretion, may hold custody during the Restricted Period of any Shares of Restricted Stock.

(ii)	A participant to whom Awards other than Restricted Stock are granted (and any person succeeding to such participant’s rights pursuant to the Plan) shall have no rights as a shareholder with respect to any Shares issuable pursuant thereto unless and until the participant becomes the record owner of such Shares. Except as provided in Section 4(h) and Section 16 hereof, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) the record date for which is prior to the date the participant becomes the record owner of such Shares.

(e)	Negative Discretion. In determining the actual value of an individual Award conditioned on performance criteria, the Committee may, in its sole and absolute discretion, reduce or eliminate the actual value thereof, even if applicable performance criteria have been attained; provided, that following a Change in Control, this discretion shall not apply to Awards outstanding at the time of the Change in Control.

(f)	No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, performance shares, performance units, stock appreciation rights, other types of equity-based awards (subject to shareholder approval if such approval is required) and cash awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(g)	Minimum Vesting Period. All Awards shall be subject to a vesting requirement of at least one year (the “Minimum Vesting Period”); provided, however, that (i) up to 5% of the Plan Limit may be used for Awards without compliance with the Minimum Vesting Period (the “Excluded Awards”); (ii) no Awards to Non-Employee Directors shall be subject to the Minimum Vesting Period; and (iii) Awards to Non-Employee Directors shall not be attributed to the percentage of Excluded Awards calculated under clause (i) of this Section 4(g).

(h)	Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award may provide the participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property (the “Dividend Payments”), on a deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion. Notwithstanding the foregoing, Dividend Payments, if any, shall be accumulated in respect of unearned Awards and paid as soon as administratively practicable, but no more than 60 days, after such Awards are earned (including after achievement of performance goals, if applicable) and become payable or distributable (and the right to any such accumulated Dividend Payments shall be forfeited upon the forfeiture of the Award to which such Dividend Payments relate).

5.	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The Committee may grant Stock Options to participants. Stock Options are rights to purchase Shares at a specified exercise price. The maximum number of Shares underlying Stock Options granted to any individual participant in any one calendar year shall not exceed 50,000. All Stock Options granted under the Plan shall be non-qualified Stock Options unless the applicable Award Agreement expressly states that the Stock Option is intended to be an Incentive Stock Option. Each Stock Option shall comply with the following terms and conditions:

(a)	The per share exercise price shall not be less than the greater of (i) the Fair Market Value (defined below) per Share at the time of grant or (ii) the par value per Share. However, the exercise price of an Incentive Stock Option granted to a participant who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of a subsidiary (a “Ten Percent Employee”) shall not be less than the greater of 110% of such Fair Market Value, or the par value per Share. “Fair Market Value” shall mean, except as otherwise provided in the applicable Award Agreement, (A) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (B) with respect to Shares as of any date, (1) the closing per-share sales price of the Shares (I) as reported by the New York Stock Exchange for such date or (II) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (I) and (II), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (2) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

(b)	The Committee shall initially determine the number of Shares to be subject to each Stock Option.

(c)	The Stock Option shall not be transferable by the participant otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

(d)	The Stock Option shall not be exercisable:

(i)	after the expiration of (A) ten years from the date it is granted or (B) five years from the date it is granted in the case of an Incentive Stock Option granted to a Ten Percent Employee and may be exercised during such period only at such time or times as the Committee may establish;

(ii)	unless payment in full is made for the Shares being acquired thereunder at the time of exercise (including any Federal, state or local income or other taxes that the Committee determines are required to be withheld in respect of such shares), such payment shall be made (A) in United States dollars by cash or check, (B) by tendering to the Company Shares owned by the person exercising the Stock Option and having a Fair Market Value equal to the cash exercise price thereof, such Fair Market Value to be determined in such reasonable manner as may be provided for from time to time by the Committee or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations (including any Federal, state or local income or other taxes that the Committee determines are required to be withheld in respect of such shares), or (C) by a combination of United States dollars and Shares pursuant to (A) and (B) above or (D) by any other method (or combination of methods) approved by the Committee;

(iii)	by participants who were employees of the Company or one of its subsidiaries at the time of the grant of the Stock Option unless such participant has been, at all times during the period beginning with the date of grant of the Stock Option and ending on the date three months prior to such exercise, an officer or employee of the Company or a subsidiary, or of a corporation, or a parent or subsidiary of a corporation, issuing or assuming the Stock Option in a transaction to which Section 424(a) of the Code is applicable, except that:

(A)	if a participant shall cease to be an officer or employee of the Company or one of its subsidiaries solely by reason of a period of “Related Employment”, as defined in Section 11 hereof, the Committee, in its discretion, may permit such participant, during such period of Related Employment and for three months after such period has ended (but in no event after the Stock Option has expired under the provisions of Section 5(d)(i) hereof), exercise such Stock Option as if he continued to be such an officer or employee of the Company and its subsidiaries; or

(B)	if such participant’s employment with the Company and its subsidiaries is terminated by the Company due to such participant’s disability as defined in Section 10 hereof he may, at any time within three years of such termination date (but in no event after the Stock Option has expired under the provisions of Section 5(d)(i) hereof), exercise the Stock Option with respect to (i) any Shares as to which he could have exercised the Stock Option on such termination date and (ii) if the Stock Option is not fully exercisable on such termination date, the number of additional Shares as to which the Stock Option would have become exercisable had he remained an employee through the next two dates on which additional Shares were scheduled to become exercisable under the Stock Option; or

(C)	if a participant shall die while holding a Stock Option, his executors, administrators, heirs or distributees, as the case may be, at any time within one year after the date of such death (but in no event after the Stock Option has expired under the provisions of Section 5(d)(i) hereof), may exercise the Stock Option with respect to (i) any Shares as to which the decedent could have exercised the Stock Option at the time of his death, and (ii) if the Stock Option is not fully exercisable on the date of his death, the number of additional Shares as to which the Stock Option would have become exercisable had he remained an employee through the next two dates on which additional Shares were scheduled to become exercisable under the Stock Option; provided, however, that if his death occurs during the three-year period following a disability as described in Section 5(d)(iii)(B) hereof, the Stock Option shall not become exercisable as to any Shares in addition to those as to which the decedent could have exercised the Stock Option at the time of his death.

(e)	The aggregate Fair Market Value of Shares (determined at the time of grant of the Stock Option pursuant to Section 5(a) hereof) with respect to which Incentive Stock Options granted to any participant under the Plan are exercisable for the first time by such participant during any calendar year may not exceed the maximum amount permitted under Section 422(d) of the Code at the time of the Award grant. In the event this limitation would be exceeded in any year, the participant may elect either (i) to defer to a succeeding year the date on which some or all of such Incentive Stock Options would first become exercisable or (ii) convert some or all of such Incentive Stock Options into non-qualified Stock Options.

(f)	The Committee may grant Stock Appreciation Rights to participants. A Stock Appreciation Right is a right to receive, without payment to the Company, the excess, if any, of the Fair Market Value of a Share at exercise over a fixed Share price set at the date of grant. The maximum number of Shares underlying Stock Appreciation Rights granted to any individual participant in any one calendar year shall not exceed 50,000. Each Stock Appreciation Right shall comply with the following terms and conditions:

(i)	The Stock Appreciation Right shall have an “exercise price” per subject Share of not less than the Fair Market Value per Share at the time of grant.

(ii)	The Committee shall initially determine the number of Shares to be subject to each Stock Appreciation Right.

(iii)	The Stock Appreciation Right shall not be transferable by the participant otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

(iv)	A Stock Appreciation Right shall entitle the participant (or his executors, administrators, heirs or distributees) to receive from the Company upon exercise the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price designated by the Committee in the Stock Appreciation Right Award, multiplied by the number of Shares subject to the Stock Appreciation Right. The Committee shall be entitled to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash, Shares with an aggregate Fair Market Value equal to the obligation or partly by the payment of cash and partly by the delivery of Shares. Any such election shall be made within 15 business days after the receipt by the Committee of written notice of the exercise of the Stock Appreciation Right. The Fair Market Value of a Share for this purpose shall be the Fair Market Value thereof on the last business day preceding the date of the election to exercise the Stock Appreciation Right, provided that if notice of such election is received by the Committee more than three business days after the date of such election (as such date of election is stated in the notice of election), the Committee may, but need not, determine the market value of a Share as of the day preceding the date on which the notice of election is received; and

(v)	Subject to any modifications that may be specifically set forth in the Stock Appreciation Right Award grant, the limitations on exercise of Stock Appreciation Rights shall be identical to the limitations applicable to Stock Options as described above in Section 5(d) mutatis mutandis (other than Section 5(d)(ii) hereof, which is not applicable).

(g)	Notwithstanding anything herein to the contrary, in the event a Change in Control as defined in Section 12(a) hereof occurs and within 24 months thereafter: (A) there is a “Termination Without Cause” (as defined in Section 13 hereof) of the employment of a participant; or (B) there is a “Constructive Termination” (as defined in Section 14 hereof), of the employment of a participant; or (C) there occurs an “Adverse Change in the Plan” (as defined in Section 15 hereof) in respect of a participant affecting any Award held by such participant and if the participant then holds a Stock Option or Stock Appreciation Right,

(i)	in the case of a Termination Without Cause or a Constructive Termination, the participant may exercise the entire Stock Option or Stock Appreciation Right, at any time within 30 days of such Termination Without Cause or such Constructive Termination (but in no event after the Stock Option or Stock Appreciation Right has expired under the provisions of Section (5)(d)(i) or Section 5(f)(v) hereof, as applicable), and

(ii)	in the case of an Adverse Change in the Plan, the participant may exercise the entire Stock Option or Stock Appreciation Right at any time after such Adverse Change in the Plan in respect of him and prior to the date 30 days following any subsequent termination of employment as a result of a Termination Without Cause or a Constructive Termination (but in no event after the Stock Option or Stock Appreciation Right has expired under the provisions of Section (5)(d)(i) or Section 5(f)(v) hereof, as applicable).

(h)	No fractional Shares shall be delivered upon the exercise of any Stock Option or Stock Appreciation Right, but in lieu thereof, a cash settlement shall be made.

6.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

The Committee may grant to participants Restricted Stock and/or Restricted Stock Unit Awards. The maximum number of Shares underlying Restricted Stock and Restricted Stock Unit Awards (excluding, for the avoidance of doubt, Performance Shares or Performance Units) granted to any individual participant in any one calendar year shall not exceed 25,000 (or, with respect to any Restricted Stock Unit Award denominated in cash, $25,000,000 measured as of the date of grant).

(a)	Each Award of Restricted Stock shall comply with the following terms and conditions:

(i)	The Committee shall determine the number of Shares to be issued to a participant pursuant to the Award.

(ii)	Shares issued may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution during the “Restricted Period”, defined as the period from the date on which an Award of Restricted Stock or Restricted Stock Units (as discussed in Section 6(b) below), as applicable, is granted until the Award vests in accordance with the terms established by the Committee or as the Committee shall otherwise determine. Restricted Stock may be subject to such restrictions and other terms and conditions as the Committee determines appropriate, including service-based or performance-based vesting requirements, during the applicable Restricted Period. Upon the expiration of the Restricted Period and the attainment of any other vesting criteria, (A) the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement, and (B) any dividends attributable to the Restricted Stock that may have been accumulated and withheld by the Committee shall be distributed to the participant in cash or in Shares having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such Share.

Any Shares of Restricted Stock that fail to vest upon the expiration of the Restricted Period for any reason or are canceled prior thereto pursuant to the Plan or the applicable Award Agreement shall be automatically repurchased by the Company in exchange for their aggregate par value in order to effectuate a forfeiture (in a manner intended to comply with the Companies Act 1981 (Bermuda)) as determined by the Company (the “Repurchase Right”) upon such termination of employment. For the avoidance of doubt, any rights to dividends that may have been accumulated or withheld during the Restricted Period in respect of the repurchased Shares shall terminate upon such termination of employment, without further action or obligation of the Company.

Certificates for Shares issued pursuant to Restricted Stock Awards shall bear an appropriate legend referring to the foregoing option and other restrictions. Any attempt to dispose of any such Shares in contravention of the foregoing Repurchase Right and other restrictions shall be null and void and without effect. If shares of Restricted Stock shall be repurchased pursuant to the Repurchase Right described above, the participant to whom the Award was granted, or in the event of his death after such option becomes exercisable, his executor or administrator, shall forthwith deliver to the Secretary of the Company any certificates for the Shares awarded to the participant, accompanied by such instruments of transfer, if any, as may reasonably be required by the Secretary of the Company.

(iii)	Except as otherwise provided in a Restricted Stock Award Agreement or in Sections 6(a)(iv) or 6(a)(v) hereof, Restricted Stock shall be canceled if the participant’s continuous employment with the Company and its subsidiaries shall terminate for any reason prior to the end of expiration of the applicable Restricted Period, except by reason of a period of Related Employment, as defined in Section 11 hereof. For the avoidance of doubt, any rights to dividends that may have been accumulated or withheld during the Restricted Period in respect of any forfeited Restricted Stock shall terminate without further action or obligation of the Company.

(iv)	If, during the Restricted Period, a participant who has been in the continuous employment of the Company or of a subsidiary shall die, or such participant’s employment shall become terminated due to such participant’s disability (as defined in Section 10 hereof), the option of the Company to repurchase (and any and all other restrictions on) all Shares awarded to him under such Award shall lapse and cease to be effective as of the date on which his death or termination of employment due to disability occurs.

(v)	In the event within 24 months after a Change in Control as defined in Section 12(a) hereof and during the Restricted Period

(A)	there is a Termination Without Cause, as defined in Section 13 hereof, of the employment of a participant;

(B)	there is a Constructive Termination, as defined in Section 14 hereof, of the employment of a participant; or

(C)	there occurs an Adverse Change in the Plan, as defined in Section 15 hereof, in respect of a participant,

then the Repurchase Right with respect to (and any and all other restrictions imposed by the Committee on) such participant’s Restricted Stock shall lapse and cease to be effective as of the date on which such event occurs.

(b)	Each Award of Restricted Stock Units shall comply with the following terms and conditions:

(i)	The Committee shall determine the target number of Restricted Stock Units to be granted to a participant (or, if denominated in cash, the target cash value to be granted to a participant), which number shall be set forth in the applicable Award Agreement.

(ii)	Each Restricted Stock Unit will represent one Share and the value of such Share shall be credited to a notional account maintained by the Company. No Shares shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.

(iii)	Restricted Stock Units may be subject to such restrictions and other terms and conditions as the Committee determines appropriate, including service-based or performance-based vesting requirements, during the applicable Restricted Period. Unless otherwise provided by the Committee in an Award

Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the participant, or his beneficiary (via book entry notation or, if applicable, in stock certificate form), one Share (or other securities, other property or cash, as applicable) for each such outstanding Restricted Stock Unit which has not then been forfeited and with respect to which the applicable restrictions have expired and any other such vesting criteria are attained.

(iv)	Except as otherwise provided in a Restricted Stock Unit Award Agreement or in Sections 6(b)(v) or 6(b)(vi) hereof, Restricted Stock Units shall be canceled if the participant’s continuous employment with the Company and its subsidiaries shall terminate for any reason prior to the end of expiration of the applicable Restricted Period, except by reason of a period of Related Employment as defined in Section 11 hereof. For the avoidance of doubt, any Dividend Payments that may have been accumulated or withheld during the Restricted Period in respect of any forfeited Restricted Stock Units shall terminate without further action or obligation of the Company.

(v)	If during the Restricted Period, a participant who has been in the continuous employment of the Company or of a subsidiary shall die, or such participant’s employment shall become terminated due to such participant’s disability (as defined in Section 10 hereof), the Restricted Period (and any and all other restrictions) shall lapse, and the participant shall be entitled to receive the Shares subject to the Award. For purposes of the foregoing calculation, any performance condition on the Restricted Stock Unit Award shall be deemed satisfied at the target level.

(vi)	In the event within 24 months after a Change in Control as defined in Section 12(a) hereof and during the Restricted Period

(A)	there is a Termination Without Cause, as defined in Section 13 hereof, of the employment of a participant;

(B)	there is a Constructive Termination, as defined in Section 14 hereof, of the employment of a participant; or

(C)	there occurs an Adverse Change in the Plan, as defined in Section 15 hereof, in respect of a participant,

any and all restrictions on such participant’s Restricted Stock Units shall lapse and cease to be effective as of the date on which such event occurs.

(vii)	Unless payment is deferred in accordance with Section 409A of the Code, the Committee shall cause an amount equal to the value of the Restricted Stock Units earned by the participant to be paid to him or his beneficiary no later than 2-1/2 months after the end of the Company’s fiscal year in which such Restricted Stock Units are earned. Restricted Stock Units may be settled in cash, in Shares or partly in cash and partly in Shares as determined by the Committee. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the applicable restrictions lapsed with respect to such Restricted Stock Units.

7.	PERFORMANCE SHARES

The grant of a Performance Share Award to a participant will entitle the participant to receive, without payment to the Company, all or part of a specified amount (the “Actual Value”) determined by the Committee, if and to the extent the terms and conditions specified herein and in the Award are satisfied. Payment in respect of an Award shall be made as provided in Section 7(h) hereof. Each Performance Share Award shall be subject to the following terms and conditions:

(a)	The Committee shall determine the target number of Performance Shares to be granted to a participant and the duration of the award period applicable to such Performance Shares (“Award Period”). The maximum number of Shares underlying Performance Shares that may be granted to any individual participant for any single Award Period of one year or longer shall not exceed 25,000. Performance Share Awards may be granted in different classes or series having different terms and conditions.

(b)	The Committee shall establish performance objectives (“Performance Objectives”) to be achieved within the Award Period.

(c)	For each Performance Share Award, the Committee shall determine a percentage, of not less than 0% and not more than 200% (a “Performance Percentage”), reflecting the extent to which the Performance Objectives established for such Award have been achieved. The method for determining the applicable Performance Percentage shall also be established by the Committee.

(d)	The Actual Value of a Performance Share Award shall be the product of (i) the target number of Performance Shares subject to the Performance Share Award, (ii) the Performance Percentage determined by the Committee for such Performance Share Award, and (iii) if and to the extent the Performance Share Award is settled in cash, the Fair Market Value of a Share on or about the date Actual Value is determined by the Committee.

(e)	Except as otherwise determined by the Committee, a participant’s Performance Shares for an Award Period shall be canceled without any payment in respect thereof if the participant’s continuous service to the Company or a subsidiary shall terminate for any reason prior to the end of such Award Period, except by reason of a period of Related Employment as defined in Section 11 hereof, and except as otherwise specified in this Section 7(e) or in Section 7(f) hereof. If a participant’s employment shall terminate due to the participant’s death while in such employment, or by the Company (or its applicable subsidiary) due to the participant’s disability as described in Section 10 prior to the end of an Award Period, the Performance Shares for such Award Period shall be immediately canceled and he, or his legal representative, as the case may be, shall receive as soon as administratively feasible a payment in respect of such canceled Performance Shares equal to the product of (i) the target number of Performance Shares for such Award, (ii) if and to the extent the Performance Share Award is settled in cash, the Fair Market Value of a Share at the time of the death or termination of employment due to disability and (iii) a fraction, the numerator of which is equal to the number of years in the Award Period that have passed beginning as of the first day of the Award Period and ending on the date the death or termination of employment due to disability occurs (any partial year shall be treated as one full year), and the denominator of which is equal to the total number of years in the Award Period.

(f)	If within 24 months after a Change in Control as defined in Section 12(a) hereof:

(i)	there is a Termination Without Cause, as defined in Section 13 hereof, of the employment of a participant;

(ii)	there is a Constructive Termination, as defined in Section 14 hereof, of the employment of a participant; or

(iii)	there occurs an Adverse Change in the Plan, as defined in Section 15 hereof, in respect of a participant (any such occurrence under the above clauses (i), (ii) or (iii), a “Trigger Event”), then each Performance Share Award of the affected participant then outstanding shall be canceled, and in respect of each Performance Share Award of such participant that was outstanding on the date of the Change of Control (each, whether or not still outstanding at the time of the Trigger Event, an “Applicable Performance Share Award”), such participant shall be entitled to receive cash payments in the amounts calculated in Section 7(f)(A), (B) and (C) below:

(A)	For each Applicable Performance Share Award where the Trigger Event has occurred after the end of its Award Period, an amount equal to the excess over any amounts previously paid with respect to or in connection with such Award, of:

the product of:

(i)  the target number of Performance Shares, multiplied by

(ii)  a Performance Percentage of 200% (or such lesser percentage determined by the Committee in its sole and absolute discretion prior to the Change in Control, but in no event lower than the applicable Floor Percentage), multiplied by

(iii)  the greater of (a) the market value of a Share immediately prior to the Change in Control and (b) the market value, if any, of a Share on the date the applicable Trigger Event occurs (such value, the “Applicable Share Value”).

“Floor Percentage” means a Performance Percentage determined by the Committee immediately prior to a Change in Control for each then outstanding Performance Share Award and related Award Period based on the extent to which the applicable Performance Objectives were being achieved to the date of the Change in Control, taking into account the Committee’s estimation of the impact of the Change in Control transaction.

(B)	For each Applicable Performance Share Award where the Trigger Event has occurred prior to the end of its Award Period (each, an “Open Period Award”), an amount equal to the product of:

(i)  the target number of Performance Shares, multiplied by

(ii)  the Pre-Trigger Percentage (determined below), multiplied by

(iii)  a Performance Percentage of 200% (or such lesser percentage determined by the Committee in its sole and absolute discretion prior to the Change in Control, but in no event lower than the applicable Floor Percentage), multiplied by

(iv)  the Applicable Share Value.

“Pre-Trigger Percentage” means a percentage (a) the numerator of which is the number of months elapsed between the first day of the applicable Award Period and the end of the month in which the Trigger Event occurred and (b) the denominator of which is the total number of months in the Award Period.

(C)	For each Open Period Award, an additional amount equal to the product of:

(i)  the target number of Performance Shares, multiplied by

(ii)  100% minus the Pre-Trigger Percentage, multiplied by

(iii)  a Performance Percentage equal to the greater of (x) 200% (or such lesser percentage determined by the Committee in its sole and absolute discretion prior to the Change in Control, but in no event lower than the applicable Floor Percentage) and (y) the Performance Percentage specified by the Committee (or other committee which performs duties comparable to the Committee) for such Award Period at the time of the Trigger Event, multiplied by

(iv)  the Applicable Share Value.

(g)	Except as otherwise provided in Section 7(f) hereof, as soon as practicable after the end of the Award Period or such earlier date as the Committee in its sole discretion may designate, the Committee shall (i) determine, based on the extent to which the applicable Performance Objectives have been achieved, the Performance Percentage applicable to an Award of Performance Shares, (ii) calculate the Actual Value of the Performance Share Award and (iii) subject to Section 7(h) hereof, cause an amount equal to the Actual Value of the Performance Shares earned by the participant to be paid to the participant or his beneficiary.

(h)	Unless payment is deferred in accordance with an election made by the participant in accordance with procedures adopted by the Company or its subsidiaries, payment of any amount in respect of the Performance Shares shall be made by the Company no later than 2 1/2 months after the end of the Company’s fiscal year in which such Performance Shares are earned (or such earlier date as is necessary for such Award to be exempt from Section 409A of the Code), and, except as specified otherwise in Section 7(f) hereof, may be made in cash, in Shares or partly in cash and partly in Shares, as determined by the Committee.

8.	PERFORMANCE UNITS

The grant of a Performance Unit Award to a participant will entitle the participant to receive, without payment to the Company, all or part of a specified amount (the “Earned Value”) determined by the Committee, if and to the extent the terms and conditions specified herein and in the Award are satisfied. Payment in respect of a Performance Unit Award shall be made as provided in Section 8(h) hereof. Each Performance Unit Award shall be subject to the following terms and conditions:

(a)	The Committee shall determine (i) the initial value of each Performance Unit to be granted to a participant (the “Initial Value”), (ii) any growth factor applicable to the value of such Performance Units (the “Growth Factor”), (ii) the target number of such Performance Units to be granted, and (iii) the duration of the award period applicable to such Performance Units (the “Award Period”). The maximum Earned Value to which any individual participant shall be entitled in respect of Performance Unit Awards granted in any single year shall not exceed $25,000,000. Performance Unit Awards may be granted in different classes or series having different terms and conditions.

(b)	The Committee shall establish performance objectives (“Performance Objectives”) to be achieved within the Award Period.

(c)	For each Performance Unit Award, the Committee shall determine a percentage (the “Performance Percentage”), of not less than 0% and not more than 200%, reflecting the extent to which the Performance Objectives established for such Award have been achieved. The method for determining the applicable Performance Percentage shall also be established by the Committee.

(d)	The Earned Value of a Performance Unit Award shall be the product of (i) the target number of Performance Units subject to the Performance Unit Award, (ii) the Performance Percentage applicable to the Performance Unit Award and (iii) the Value (as determined below) of a Performance Unit subject to the Performance Unit Award on or about the date Earned Value is determined by the Committee. The “Value” of a Performance Unit shall be determined by multiplying the Initial Value of the Performance Unit by the sum of (A) 100% and (B) any Growth Factor applicable to such Performance Unit as specified in the Award Agreement over the Award Period (or such earlier date as required by the Plan or the Award Agreement), as determined in good faith by the Committee.

(e)	Except as otherwise determined by the Committee, a participant’s Performance Units for an Award Period shall be canceled without any payment in respect thereof if the participant’s continuous service to the Company or any of its subsidiaries shall terminate for any reason prior to the end of such Award Period, except solely by reason of a period of Related Employment as defined in Section 11 hereof, and except as otherwise specified in this Section 8(e) or in Section 8(f) hereof. If a participant’s employment shall terminate due to the participant’s death while in such employment, or by the Company (or its applicable subsidiary) due to the participant’s disability as described in Section 10 hereof prior to the end of an Award Period, the Performance Units for such Award Period shall be immediately canceled and he, or his legal representative, as the case may be, shall receive as soon as administratively feasible a payment in respect of such canceled Performance Units equal to the product of (i) the target number of Performance Units for such Award, (ii) the Value of a Unit at the time of the death or termination of employment due to disability and (iii) a fraction, the numerator of which is equal to the number of years in the Award Period that have passed beginning as of the first day of the Award Period and ending on the date the death or termination of employment due to disability occurs (any partial year shall be treated as one full year), and the denominator of which is equal to the total number of years in the Award Period.

(f)	If within 24 months after a Change in Control as defined in Section 12(a) hereof, there occurs a Trigger Event, then each Performance Unit Award of the affected participant then outstanding shall be canceled, and in respect of each Performance Unit Award of such participant that was outstanding on the date of the Change of Control (each, whether or not still outstanding at the time of the Trigger Event, an “Applicable Performance Unit Award”), such participant shall be entitled to receive cash payments in the amounts calculated in Section 8(f)(A), (B) and (C) below:

(A)	For each Applicable Performance Unit Award where the Trigger Event has occurred after the end of its Award Period, an amount equal to the excess over any amounts previously paid with respect to or in connection with such Award, of:

the product of:

(i)  the target number of Performance Units, multiplied by

(ii)  a Performance Percentage of 200% (or such lesser percentage determined by the Committee in its sole and absolute discretion prior to the Change in Control, but in no event lower than the applicable Floor Percentage), multiplied by

(iii)  the greater of (a) the Value of a Unit immediately prior to the Change in Control and (b) the Value of a Unit on the date the applicable Trigger Event occurs (such value, the “Applicable Unit Value”).

“Floor Percentage” means a Performance Percentage determined by the Committee immediately prior to a Change in Control for each then outstanding Performance Unit Award and related Award Period based on the extent to which the applicable Performance Objectives were being achieved to the date of the Change in Control, taking into account the Committee’s estimation of the impact of the Change in Control transaction.

(B)	For each Applicable Performance Unit Award where the Trigger Event has occurred prior to the end of its Award Period (each, an “Open Period Award”), an amount equal to the product of:

(i)  the target number of Performance Units, multiplied by

(ii)  the Pre-Trigger Percentage (determined below), multiplied by

(iii)  a Performance Percentage of 200% (or such lesser percentage determined by the Committee in its sole and absolute discretion prior to the Change in Control, but in no event lower than the applicable Floor Percentage), multiplied by

(iv)  the Applicable Unit Value.

“Pre-Trigger Percentage” means a percentage (a) the numerator of which is the number of months elapsed between the first day of the applicable Award Period and the end of the month in which the Trigger Event occurred and (b) the denominator of which is the total number of months in the Award Period.

(C)	For each Open Period Award, an additional amount equal to the product of:

(i)  the target number of Performance Units, multiplied by

(ii)  100% minus the Pre-Trigger Percentage, multiplied by

(iii)  a Performance Percentage equal to the greater of (x) 200% (or such lesser percentage determined by the Committee in its sole and absolute discretion prior to the Change in Control, but in no event lower than the applicable Floor Percentage) and

(y)  the Performance Percentage specified by the Committee (or other committee which performs duties comparable to the Committee) for such Award Period at the time of the Trigger Event, multiplied by

(iv)  the Applicable Unit Value.

(g)	Except as otherwise provided in Section 8(f) hereof, as soon as practicable after the end of the Award Period or such earlier date as the Committee in its sole discretion may designate, the Committee shall (i) determine, based on the extent to which the applicable Performance Objectives have been achieved, the Performance Percentage applicable to an Award of Performance Units, (ii) calculate the Earned Value of the Performance Unit Award and

(iii) subject to Section 8(h) hereof, cause an amount equal to the Earned Value of the Performance Units earned by the participant to be paid to the participant or his beneficiary.

(h)	Unless payment is deferred in accordance with an election made by the participant in accordance with procedures adopted by the Company or its subsidiaries, payment of any amount in respect of the Performance Units shall be made by the Company no later than 2 1/2 months after the end of the Company’s fiscal year in which such Performance Units are earned(or such earlier date as is necessary for such Award to be exempt from Section 409A of the Code), and, except as specified otherwise in Section 8(f) hereof, may be made in cash, in Shares or partly in cash and partly in Shares as determined by the Committee.

9.	OTHER INCENTIVE AWARDS

The Committee may issue under the Plan unrestricted Shares, rights to receive future grants of Awards, other Awards denominated in Shares (including performance shares, performance units or Stock Appreciation Rights), cash payments based in whole or in part on the value or future value of Shares, or other cash incentive awards, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time determine (“Other Incentive Awards”). Each Other Incentive Award may be evidenced by an Award Agreement, which may include conditions, including the payment by the participant of the Fair Market Value of such Shares on the Date of Grant.

10.	DISABILITY

For the purposes of this Plan, a participant shall be deemed to be “disabled” (or having a “disability”) if the Committee shall determine that the physical or mental condition of the participant is such as would entitle him to payment of long-term disability benefits under any disability plan of the Company or a subsidiary in which he is a participant. In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of a disability (as defined in this Section 10), no such acceleration shall be permitted unless the disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

11.	RELATED EMPLOYMENT

For the purposes of this Plan, Related Employment shall mean the employment of a participant by an employer which is neither the Company nor a subsidiary provided: (i) such employment is undertaken by the participant and continued at the request of the Company, a subsidiary or the Committee; (ii) immediately prior to undertaking such employment, the participant was an employee or non-employee officer, director or consultant of the Company or a subsidiary, or was engaged in Related Employment as herein defined; and (iii) such employment is recognized by the Committee, in its sole discretion, as Related Employment for the purposes of this Section 11. The death or disability of a participant during a period of Related Employment as herein defined shall be treated, for purposes of this Plan, as if the death or onset of disability had occurred while the participant was an officer or employee of the Company. If, immediately prior to the undertaking of such Related Employment, the participant was a non-employee officer, director or consultant of the Company or a subsidiary, then references herein to the participant’s “employment” with the Company and its subsidiaries immediately prior to undertaking such Related Employment, or the cessation thereof, or terms of like import, shall be interpreted as the participant’s “services” with the Company and its subsidiaries, or the cessation thereof.

12.	CHANGE IN CONTROL

(a)	For purposes of this Plan, a “Change in Control” within the meaning of this Section 12(a) shall occur, subject to Section 12(c) hereof, if:

(i)	any person or group (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act), other than an underwriter temporarily holding Shares in connection with a public issuance thereof or an employee benefit plan of the Company or its affiliates, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of thirty-five percent (35%) or more of the Company’s then outstanding Shares;

(ii)	the Continuing Directors, as defined in Section 12(c) hereof, cease for any reason to constitute a majority of the Board of the Company;

(iii)	the business of the Company for which the participant’s services are principally performed is sold or transferred to an unaffiliated third party; or

(iv)	all or substantially all of the business-related assets of the Company are sold or transferred to an unaffiliated third party.

(b)	In all instances, a Change in Control shall not occur until consummation or effectiveness of a change of control of the Company within the meaning of Section 12(a) hereof, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control of the Company. Notwithstanding the foregoing, with respect to an Award that constitutes “deferred compensation” within the meaning of, and is subject to, Section 409A of the Code and the payment or settlement of the Award will accelerate upon a Change of Control, no event set forth herein will constitute a Change of Control for purposes of the Plan or any Award Agreement unless such event also constitutes a “change in ownership”, “change in effective control”, or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code.

(c)	For the purposes of this Plan, “Continuing Director” shall mean a member of the Board (i) who is not an employee of the Company or its subsidiaries or a holder of, or an employee or an affiliate of an entity or group that holds, thirty-five percent (35%) or more of the Company’s Shares and (ii) who either was a member of the Board on December 31, 2017, or who subsequently became a director of the Company and whose election, or nomination for election, by the Company’s shareholders was approved by a vote of a majority of the Continuing Directors then on the Board (which term, for purposes of this definition, shall mean the whole Board and not any committee thereof). Any action, approval of which shall require the approval of a majority of the Continuing Directors, may be authorized by one Continuing Director, if he is the only Continuing Director on the Board, but no such action may be taken if there are not Continuing Directors on the Board.

(d)	In the event of a Change in Control, the Committee as constituted immediately prior to the Change in Control shall determine the manner in which “market value” of Shares will be determined following the Change in Control.

13.	TERMINATION WITHOUT CAUSE

For purposes of this Plan, “Termination Without Cause” shall mean a termination of the participant’s employment with the Company or a subsidiary by the Company or the subsidiary other than (a) for death or due to the participant’s disability as described in Section 10 or (b) for Cause. “Cause” shall mean (i) an act or omission by the participant that constitutes a felony or any crime involving moral turpitude; or (ii) willful gross negligence or willful gross misconduct by the participant in connection with his employment by the Company or by a subsidiary which causes, or is likely to cause, material loss or damage to the Company. In connection with a Change in Control as described in Section 12(a) hereof, (A) if the participant becomes an employee of a third party acquirer, the ultimate parent of the third party acquirer or any of its subsidiaries (the “Acquirer Group”), “Termination Without Cause” for that participant shall thereafter refer to his employment status with the Acquirer Group, (B) if the participant remains an employee of the Company or any of its subsidiaries following the Change in Control, “Termination Without Cause” will continue to refer to his employment status with the Company and its subsidiaries, and (C) if the participant is not offered employment with either the Acquirer Group or the Company and its subsidiaries (other than for Cause), he shall be deemed Terminated Without Cause.

14.	CONSTRUCTIVE TERMINATION

“Constructive Termination” shall mean a termination of employment with the Company or a subsidiary at the initiative of the participant that the participant declares by prior written notice delivered to the Secretary of the Company to be a Constructive Termination by the Company or a subsidiary and which follows (a) a material decrease in his total compensation opportunity or (b) a material diminution in the authority, duties or responsibilities of his position with the result that the participant makes a determination in good faith that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution. Notwithstanding anything herein to the contrary, Constructive Termination shall not occur within the meaning of this Section 14 until and unless (i) the participant delivers such notice within 90 days following the initial existence of the circumstances giving rise to Constructive Termination, (ii) 30 days have elapsed from the date the Company receives such notice from the participant without the Company curing or causing to be cured the circumstances giving rise to Constructive Termination, and (iii) the participant’s effective date of resignation is no later than two years following the initial existence of the circumstances giving rise to the Constructive Termination (clauses (a) and (b) in the preceding sentence). For the avoidance of doubt, in connection with a Change in Control, (A) if the participant becomes an employee of an Acquirer Group, “Constructive Termination” for that participant shall thereafter refer to his employment status with the Acquirer Group, and (B) if the participant remains an employee of the Company or one of its subsidiaries following the Change in Control, “Constructive Termination” will continue to refer to his employment status with the Company and its subsidiaries.

15.	ADVERSE CHANGE IN THE PLAN

An “Adverse Change in the Plan” shall mean

(a)	amendment or termination of the Plan pursuant to Sections 20 or 21(a) hereof that materially diminishes or eliminates the value of Awards that may be granted under the Plan, either to individual participants or in the aggregate, unless there is substituted concurrently authority to grant long-term incentive awards of comparable value to individual participants in the Plan or in the aggregate, as the case may be; or

(b)	in respect of any holder of an Award a material diminution in his rights held under such Award (except as may occur under the terms of the Award as originally granted) unless there is substituted concurrently a long-term incentive award with a value at least comparable to the loss in value attributable to such diminution in rights.

Notwithstanding anything herein to the contrary, in the event of a Change in Control as described in Section 12(a) hereof where, as a result of such transaction, a participant becomes an employee of the Acquirer Group, a member of the Acquirer Group may (but is not obligated to) formally assume the Company’s obligations to such participant under this Plan, or place the participant in a similar or like plan with no diminution of the value of the participant’s awards (as determined by the Committee in its sole and absolute discretion at the time of the Change in Control) in replacement of the participant’s outstanding awards under this Plan, and such actions, if any, shall not be deemed to be an “Adverse Change in the Plan.”

16.	DILUTION AND OTHER ADJUSTMENTS

In the event of any change in the outstanding Shares of the Company by reason of any stock split, recapitalization, merger, consolidation, reorganization, combination or exchange of Shares, dividend (cash, stock, extraordinary or otherwise) or other similar event (including any transaction constituting a Change in Control), the Committee is hereby authorized in connection therewith to (i) make equitable adjustments in the terms and conditions of any Award, including an adjustment in the number or kind of Shares that may be issued under the Plan pursuant to Section 4, in the number or kind of Shares subject to, or the Stock Option or Stock Appreciation Right exercise price per share under, any outstanding Stock Option or Stock Appreciation Right, in the number or kind of Shares which have been awarded as Restricted Stock or in the Repurchase Right price at par value per share relating thereto, in the target number of Performance Shares or Performance Units that have been awarded to any participant, or in any measure of performance if the Committee shall determine, in its sole discretion, that such change is appropriate; (ii) provide for a cash payment to the holder of any Stock Option or Stock Appreciation Right in consideration for the cancelation of such Stock Option or Stock Appreciation Right in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Stock Option or Stock Appreciation Right over the aggregate exercise price of such Stock Option or Stock Appreciation Right if the Committee shall determine, in its sole discretion, that such provision is appropriate; (iii) cancel and terminate any Stock Option or Stock Appreciation Right having a per-Share exercise price equal to, or in excess of, the Fair Market Value of a Share subject to such Stock Option or Stock Appreciation Right without any payment or consideration therefore if the Committee shall determine, in its sole discretion, that such cancelation is appropriate; (iv) provide for the replacement of such Award with other rights, cash or property selected by the Committee in its sole discretion having an aggregate value (as determined by the Committee) not exceeding the amount that could have been attained upon the exercise of such Award or realization of the participant’s rights had such Award been currently exercisable or payable or fully vested; (v) provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares or other property and prices; or (vi) provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement.

17.	DESIGNATION OF BENEFICIARY BY PARTICIPANT

A participant may name a beneficiary to receive any payment to which he may be entitled in respect of Performance Shares or Performance Units under the Plan in the event of his death, on a form to be provided by the Committee. A participant may change his beneficiary from time to time in the same manner. If no designated beneficiary is living on the date on which any amount becomes payable to a participant’s executors or administrators, the term “beneficiary” as used in the Plan shall include such person or persons.

18.	MISCELLANEOUS PROVISIONS

(a)	No Rights to Awards; No Right to Uniform Treatment. No employee, director, consultant or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving an employee any right to be retained in the employ of the Company or any subsidiary. Neither the Company nor the Committee is obligated to treat eligible individuals, participants or any other persons uniformly.

(b)	No Assignment or Transfer by Participant. A participant’s rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death), including but not limited to, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

(c)	Compliance with Law. No Shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws and Bermuda law.

(d)	Tax Withholding. The Company and its subsidiaries shall have the right to deduct from any payment made under the Plan any Federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Shares upon exercise of a Stock Option, upon settlement of a Stock Appreciation Right, or upon payment of a Restricted Stock Unit, Performance Share, a Performance Unit or Other Incentive Award that the participant (or any beneficiary or person entitled to payment thereunder) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold Federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue Shares.

(e)	No Trust or Fund Created. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

(f)	Acceptance of Award. By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(g)	No Section 83(b) Elections without Consent of Company. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the participant makes the election, the participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(h)	Notification of Disqualifying Dispositions. If any participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such participant shall notify the Company of such disposition within ten days of such disposition.

(i)	Clawback/Forfeiture. Each Award granted pursuant to the Plan shall be subject to the Company’s clawback and recoupment policies, as may be in effect from time to time, which may provide for the forfeiture of any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award, or the sale of Shares acquired in respect of such Award, and the prompt repayment of such amounts to the Company. In addition, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the New York Stock Exchange or other securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, Awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements). This Section 18(j) shall not be the Company’s exclusive remedy with respect to such matters.

(j)	Repricing. Except as otherwise permitted under Section 16, if (i) the Committee reduces the exercise price of any Stock Option or Stock Appreciation Right, (ii) the Committee cancels any outstanding Stock Option or Stock Appreciation Right and replaces it with a new Stock Option or Stock Appreciation Right with a lower exercise price or other Award or cash in a manner which would either (A) be reportable on the Company’s proxy statement or Form 10-K (if applicable) as Stock Options which have been “repriced” (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act), or (B) result in any “repricing” for financial statement reporting purposes (or otherwise cause the Award to fail to qualify for equity accounting treatment) or (iii) the Committee takes any other action which is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, then, in the case of the immediately preceding clauses (i) through (iii), any such action shall not be effective without shareholder approval.

(k)	Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)	Titles and Headings; Gender; References to Law. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. Masculine pronouns and other words of masculine gender shall refer to both men and women. References to sections of the Code, the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”) or other statutes shall include any amendment or successor thereto, and any rules, regulations or other interpretative guidance under such statute.

(m)	Obligations Binding on Successors; Divisional Sale. The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. If a person who acquires a subsidiary or business unit agrees to fully assume the obligations of the Company under a participant’s outstanding Awards under the Plan or to replace them with similar or like awards with no diminution of value of the Awards, then the Company shall be released from its obligations to such Participant with respect to such Awards without the requirement of any action by or approval of the participant. If a person who acquires a subsidiary or business unit declines to assume or replace such obligations, the Company shall remain obligated under the Awards as provided in the Plan.

(n)	Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of Bermuda, without giving effect to the conflict of laws provisions thereof.

19.	DEFERRAL OF AWARDS, SETTLEMENTS AND SECTION 409A AND 457A COMPLIANCE

(a)	At the sole discretion of the Committee, the payment or settlement of an Award may be deferred by the Committee or the participant in accordance with procedures adopted by the Committee. Notwithstanding the preceding sentence, if an Award is subject to Section 409A or 457A of the Internal Revenue Code of 1986, as amended (the “Code”), or the deferral of such Award or settlement causes the Award to be subject to Section 409A or 457A of the Code, any such deferral must comply (as determined by the Company) with Section 409A and 457A of the Code, as applicable, and the terms of the Plan and Award Agreement shall be interpreted consistent therewith.

(b)	Notwithstanding any provision of the Plan or any Award Agreement to the contrary, each Award granted under the Plan either shall be excepted from the requirements of Section 409A or 457A of the Code, as applicable, or shall comply with the requirements of Section 409A or 457A of the Code, and the terms of the Plan and each Award Agreement shall be interpreted consistent therewith. An Award that is excepted from the requirements of Section 409A of the Code may not be amended or otherwise modified in such a manner that the Award becomes subject to Section 409A of the Code unless the Committee expressly provides that the amendment or modification is intended to subject the Award to the requirements of Section 409A of the Code and the amended or modified Award complies with such requirements. An Award that is subject to the requirements of Section 409A or 457A of the Code may not be amended or otherwise modified in such a manner that the Award no longer complies with Section 409A or 457A of the Code, as applicable (as determined by the Company), unless the Committee expressly provides that the amendment or modification is intended to be non-compliant with Section 409A or 457A of the Code, as applicable.

(c)	Each participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such participant in connection with this Plan, including any taxes and penalties under Section 409A and 457A of the Code, as applicable, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such participant or any beneficiary harmless from such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A or 457A of the Code, as applicable, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(d)	Notwithstanding anything in the Plan to the contrary, if a participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such participant prior to the date that is six months after the date of such participant’s “separation from service” or, if earlier, the participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the next available payroll date following the earliest date permitted under Section 409A of the Code.

20.	AMENDMENT

(a)	Subject to any applicable law or government regulation and to the rules of the New York Stock Exchange or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended at any time and from time to time by the Committee, but no amendment which increases the aggregate number of Shares which may be issued pursuant to the Plan or the class of persons eligible to participate shall be effective unless and until the same is approved by the shareholders of the Company. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Award previously granted without such participant’s written consent, unless the Committee determines that such amendment is required in order for the Company, the Plan or the Award to satisfy any applicable law or regulation.

(b)	The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofore granted or any associated Award Agreement, prospectively or retroactively (including after a participant’s termination of employment or service with the Company and its subsidiaries); provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement or unless the Committee determines that such either is required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the applicable participant, holder or beneficiary.

21.	TERMINATION

This Plan shall terminate upon the earlier of the following dates or events to occur:

(a)	the adoption of a resolution of the Board terminating the Plan; or

(b)	ten years from the date the Plan is initially or subsequently approved by the shareholders of the Company in accordance with Section 22 hereof.

No termination of the Plan shall alter or impair any of the rights or obligations of any person, without his consent, under any Award previously granted under the Plan.

22.	SHAREHOLDER APPROVAL

The Plan shall be submitted to the shareholders of the Company for their approval. The Plan shall not be effective and no Award shall be made hereunder unless and until the Plan has been so approved by the shareholders in the manner required by the laws of Bermuda and the New York Stock Exchange.

As originally approved by the Board of Directors, September 4, 1985 and approved by the sole shareholder September 23, 1985. The Plan was amended by the Board of Directors on August 13, 1986. The Plan was further amended on February 15, 1995 and subsequently approved by shareholders on May 24, 1995. The Plan was further amended on May 21, 2001 and subsequently approved by shareholders on August 23, 2001. The Plan was further amended on May 18, 2003 and subsequently approved by shareholders on May 19, 2003. The Plan was further amended on February 23, 2005 and subsequently approved by the shareholders on May 19, 2005. The Plan was further amended on February 24, 2010 and subsequently approved by the shareholders on May 26, 2010. The Plan was further amended on February 28, 2013 and subsequently approved by the shareholders on May 23, 2013. The Plan was further amended on February 28, 2019 and subsequently approved by the shareholders on May 23, 2019.

The Plan was further amended on February 27, 2025 [and subsequently approved by the shareholders on May 22, 2025]. With respect to Awards that were outstanding as of the date that shareholders approved such amendments, such Awards will remain subject to terms and conditions of the Plan that were in effect immediately prior to such approval.

ANNEX A: NON-GAAP RECONCILIATIONS

Our 2025 Proxy Statement includes certain non-GAAP financial measures that we believe provide information useful to investors in assessing our financial condition and results of operations. There can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies.

Reconcilation of GAAP book value per share to Adjusted Book Value Per Share

Refer to page 48 in White Mountains’s 2024 Form 10-K

Reconciliation from growth in ABVPS to growth in Intrinsic Value Per Share (“IVPS”)

	Years ended December 31,
Growth:	2024	2023	2022
ABVPS, as reported	7.7%	14.0%	25.7%
change in franchise value adjustments	1.2%	0.9%	-3.3%
IVPS	8.9%	14.9%	22.4%

Compensation Value Per Share[1]	8.3%	14.5%	23.9%
Compensation Value Per Share[1] - 3-Year Average	15.6%

[1] Compensation Value Per Share is calculated using 50% each of IVPS and ABVPS.

A-1

01 - Reid T. Campbell 02 - Peter M. Carlson 03 - Suzanne F. Shank 1PCF For Against Abstain For Against Abstain For Against Abstain A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4 0434CA 2. Approval of the advisory resolution on executive compensation 3. Approval of the Company’s amended and restated long-term incentive plan 1. Election of Class I Directors to a term ending in 2028: For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 4. Approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2025 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/WTM or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by 11:59 p.m. Eastern Time, on May 21, 2025. Save paper, time and money! Sign up for electronic delivery at www.envisionreports/WTM Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/WTM Notice of the 2025 Annual Meeting of Shareholders G. Manning Rountree and Jennifer L. Moyer, or either of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2025 Annual General Meeting of Shareholders to be held at on Thursday, May 22, 2025, at 8:00 a.m., Atlantic Time at Rosewood Bermuda Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda and any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders subject to any directions indicated on the reverse of this card. If no such directions are indicated, the proxy holders will have authority to vote FOR the election of all director nominees and FOR proposals 2, 3 and 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) White Mountains Insurance Group, Ltd. C Non-Voting Items IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Change of Address — Please print new address below. Comments — Please print your comments below.

01 - Reid T. Campbell 02 - Peter M. Carlson 03 - Suzanne F. Shank 83; For Against Abstain For Against Abstain For Against Abstain A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4 0434DA 2. Approval of the advisory resolution on executive compensation 3. Approval of the Company’s amended and restated long-term incentive plan 1. Election of Class I Directors to a term ending in 2028: For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 4. Approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2025 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.T

Notice of the 2025 Annual Meeting of Shareholders G. Manning Rountree and Jennifer L. Moyer, or either of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2025 Annual General Meeting of Shareholders to be held at on Thursday, May 22, 2025, at 8:00 a.m., Atlantic Time at Rosewood Bermuda Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda and any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders subject to any directions indicated on the reverse of this card. If no such directions are indicated, the proxy holders will have authority to vote FOR the election of all director nominees and FOR proposals 2, 3 and 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) White Mountains Insurance Group, Ltd. T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.T